Form 10-K, Exhibit 13
period 1994-10-31
OPTICAL COATING LABORATORY INC
filed 1995-01-27
CIK 74697

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                     EXHIBIT 13 TO FORM 10-K
               FOR THE YEAR ENDED OCTOBER 31, 1994


PART II, ITEM 5.    Market For Registrant's Common Stock and
                    Related Stockholder Matters

PART II, ITEM 6.    Seleected Financial Data

PART II, ITEM 7.    Management's Discussion and Analysis of
                    Results of Operations and Financial Condition

                    Independent Auditors' Report

PART II, ITEM 8.    Financial Statements and Supplementary Data
                    - Consolidated Balance Sheets
                    - Consolidated Statements of Operations
                    - Consolidated Statements of Stockholders'Equity
                    - Consolidated Statements of Cash Flows
                    - Notes to Consolidated Financial Statements



                             PART II

Item 5.   Market For Registrant's Common Stock
          And Related Stockholder Matters

                        PRINCIPAL MARKET

The  Company's  common  stock is traded in  the  NASDAQ  National
Market System under the symbol OCLI.

              STOCK PRICE AND DIVIDEND INFORMATION

The following table sets forth the range of high and low closing prices in the over-the-counter market as reported by the NASDAQ
National Market System for 1994 and 1993.

          Year ended October 31, 1994        High      Low

               First Quarter                 7-3/8     5-7/8
               Second Quarter                7-3/8     6-3/8
               Third Quarter                 7-1/8     5-1/8
               Fourth Quarter                6-5/8     5-3/4

          Year ended October 31, 1993        High      Low

               First Quarter                 11-1/4    9-1/2
               Second Quarter                12-3/4    10
               Third Quarter                 10-1/4    6-5/8
               Fourth Quarter                8-1/8     6-1/2

Beginning in June 1991, the Company has paid a semiannual cash dividend on common stock of $.06 per share.

          APPROXIMATE NUMBER OF HOLDERS OF COMMON STOCK

The number of holders of record of the Company's common stock as of December 31, 1994 was 1,197.

Item 6.  Selected Financial Data

                                        Years Ended October 31,
                             1994      1993    1992       1991     1990
                            (Amounts in thousands, except per share data)

Net sales and revenues     $131,780  $123,013 $115,016  $103,711 $93,503

Earnings (loss) before
 cumulative effect of
 changes in accounting
 principles                  $4,604  $(5,737)   $6,027    $1,530  $3,747

Earnings (loss) per
 common and common
 equivalent share before
 cumulative effect of
 changes in accounting
 principles                    $.51   $(.65)     $.69      $.16     $.43

Cash dividend paid on
 common stock                $1,075  $1,043      $967      $491

At October 31:

Working capital             $28,692 $16,251  $ 27,399  $ 21,913  $19,271
Total assets               $118,879 $99,226  $ 91,313  $ 84,419  $85,255
Long-term debt              $35,441 $23,110  $ 14,900  $ 20,935  $18,711
Redeemable convertible
 preferred stock                                                 $ 6,403
Stockholders' equity        $52,037 $47,135   $52,254   $43,112  $39,707
Stockholders' equity
 per share                    $5.79   $5.25     $6.16     $5.41    $5.71
Number of employees           1,162   1,107     1,000     1,039    1,057



Item 7.   Management's Discussion And Analysis Of Results
          Of Operations And Financial Condition

RESULTS OF OPERATIONS

     Net sales and revenues for the Company were $131.8 million in 1994, increasing $8.8 million, or 7%, over 1993 which had increased $8.0 million, or 7%, in 1993 over 1992. Net sales and other revenues for 1993 include $13.3 million of sales by MMG, a German precision glass fabrication company acquired effective December 31, 1992. Without the contribution of MMG sales, Company sales and revenues would have shown a decrease of $5.3 million, or 4.6%, in 1993 versus 1992.

     New orders and shipments in 1994 were particularly strong in the office automation market for fabricated coated glass products. Orders were also strong during this period for coated glass stock sheets exported from the US for custom fabrication by others and for projection television mirrors and for fabricated glass components manufactured by MMG in Germany. Orders and sales of the Company's Glare/Guard" anti-glare filters sold for use in the computer display aftermarket declined in 1994 and 1993 due to the emergence of increased competition and generally poor economic conditions in Europe. Sales in other commercial, industrial and government markets increased modestly in 1993 over 1992.

     During 1994, the Company experienced price declines of approximately 2-4% in OEM display product lines and approximately 8-10% in fabricated glass product lines. These price declines were substantially offset by the increase in orders and shipments discussed above. At the beginning of fiscal 1994, the Company also reduced prices by approximately 10% for Glare/Guard(R) products in the US to maintain its market position. Although the Company was able to partially offset these price decreases through the reduction of product cost, profit margins for the Glare/Guard" product line were negatively impacted. The Company continues to experience competitive price pressures in Glare/Guard" products in the US as well as in foreign markets and is responding to such price competition with continued product cost reductions and design enhancements. In 1993, the Company experienced price declines of approximately 4-6% in OEM display product lines and approximately 6-8% in fabricated glass product lines. There were no other significant price changes in the remainder of the CompanyOs product areas in 1993.

     Cost of sales as a percent of sales was 63.7% in 1994, 66.6% in 1993, and 60.8% in 1992. In 1994, the cost of sales percentage improved from 1993 as a result of higher utilization of available capacity, yield improvements as a result of the Company's continuous quality improvement program and cost savings resulting from of the 1993 restructuring program. Cost of sales in 1993 increased as a percentage of sales in most product areas of the Company as a result of price decreases the Company absorbed in order to maintain market share. This increase in the cost of sales as a percentage of sales was also impacted by the consolidation of MMG which generally has a higher cost of sales percentage than the Company average primarily due to an approximately 10% higher material cost content. However, not withstanding the increase in the cost of sales as a percentage of sales and revenues in 1993 as compared to 1992, the Company generally experienced a decrease in the absolute cost of sales when the actual cost of sales per unit of sales is considered.

     In 1993, under a plan to restructure the Company's approach to research and development, many of the personnel and resources that had traditionally been reported under the Company's research and development effort were transferred into the Santa Rosa operating division in an effort to focus on product development efforts and improve the quality of communications with customers. The traditional research and development group has continued to focus its efforts on advances in new and innovative processes including its work on active films. The product development group has been responsible for identifying new applications for existing processes. During 1994, the product development group was responsible for establishing the Company's innovative DirectCoat" pilot production line and linear polarizer facilities. As a result of this restructuring, reported research and development expenditures for 1994 decreased $697,000, or 12%, compared to 1993 which had decreased $2.3 million, or 28%, compared to 1992. As a percentage of sales, research and development expenditures were 4.0% in 1994, 4.8% in 1993 and 7.1% in 1992.

     Selling and administrative expenses increased $1.2 million, or 4%, in 1994 over 1993, and had increased $3.6 million, or 14%, in 1993 over 1992. The 1994 increase in this expense category was principally in selling expenses related to the establishment of seven new regional sales offices in the US. In 1993, the inclusion of MMG accounted for a $2.4 million increase in selling and administrative expenses. Without MMG, the increase would have been $1.2 million, or 5%, in 1993 over 1992. The increase in 1993 was principally in administrative expenses as a result of increasing the Company-wide allowance for potentially uncollectible accounts and increases in expenses for professional services.

     In 1993, the Company recorded restructuring charges and provisions for severance payments totaling $9.7 million. The Company took these actions to reduce costs to respond to price competition and a general weakness in some of its markets. Accordingly, the Company established reserves and took write-offs for severance payments for staff reductions and the reduction of the carrying value of certain equipment, inventory and other assets. Respectively, in 1994 and 1993, the Company recorded amortization of intangibles of $648,000 and $446,000, representing the amortization of goodwill relating to the acquisition of MMG.

     As a result of the foregoing changes in net sales and other revenues and in costs and expenses, the Company had earnings from operations of $10.6 million in 1994 versus a loss from operations of $5.1 million in 1993, including the $9.7 million of restructuring charges, and compared to earnings from operations of $10.3 million for 1992.

     Interest income increased $208,000, or 160%, in 1994 over 1993, and declined $165,000, or 56%, in 1993 from 1992. The increase in 1994 was because of the substantially larger short term investment balances on hand in the second half of the year that resulted from an $18 million senior note financing undertaken by the Company during this period. The decline in interest income in 1993 was the result of having significantly smaller cash balances available for short-term investment.

     Interest expense increased $217,000, or 7.2%, in 1994 over 1993, and had increased $775,000, or 35%, in 1993 over 1992. The increase in interest expense for 1994 resulted from the issuance of the $18 million senior notes partially offset by debt repayment of $11.3 million. Increased interest expense in 1993 resulted from approximately $9.0 million of additional long-term debt incurred with the purchase of MMG and approximately $5.4 million of MMG long-term debt assumed with the purchase. Such increase was partially offset by the repayment of other long-term debt of approximately $4.5 million during 1993.

     The provision (credit) for income taxes as a percent of earnings (loss) before income taxes was 40.1% in 1994, <28.4%> in 1993, and 37.2% in 1992. For 1994 and 1992, the effective tax rate was at the normal combined federal, state and applicable
foreign tax rates for the Company.   For 1993, the effective tax
rate was a credit. The effective tax credit in 1993 was less than the combined federal, state and applicable foreign statutory rates because, under SFAS 109, the full tax benefit of losses incurred in European operations could not be recognized.

     As a result of the foregoing, the Company had net earnings of $4.6 million in 1994, compared to a net loss of $5.7 million in 1993, and net earnings of $6.5 million in 1992.

     Management does not believe that inflation has had a significant effect on operations in 1994, 1993 and 1992. As described above, the Company experienced price decreases in certain markets in 1994 and 1993. There were no material fluctuations in the results for the fourth quarter compared to prior quarters of 1994.

FINANCIAL CONDITION AND LIQUIDITY

     In 1994, the Company's cash and short term investment position increased by $17.4 million for the year. Operations provided $16.6 million of cash, including $4.6 million from net earnings, $7.6 million from depreciation and amortization and $4.4 million from other operating activities. Financing activities provided $9.5 million, including $22.3 million from issuance of new debt, offset by $11.7 million of debt repayment and payment of $1.1 million of dividends on common stock. During the year, the Company spent $9.0 million for the purchase of new equipment. At year-end, October 31, 1994, the Company had cash and short term investments totaling $19.7 million.

     The Company's financial condition and liquidity at October 31, 1994, reflects various financing transactions during 1994, including the issuance of $18 million of unsecured senior notes in a private placement with three major insurance companies and the renegotiation of the Company's revolving credit arrangement with its bank. The private placement was completed during the third quarter of 1994. $6.5 million of the proceeds from this debt offering were used to pay back outstanding borrowings under the CompanyOs bank line of credit and the residual $11.5 million was added to the Company's general funds. The borrowing was undertaken primarily to restructure the Company's debt at a favorable interest rate and provide the Company with additional liquidity for general corporate purposes. The senior notes carry an interest rate of 8.71%, with interest payable semiannually beginning in December 1994, and principal repayment of $3.6 million per year from 1998 to 2002.

     The Company also renegotiated its bank credit line arrangement during the third quarter of 1994. The credit commitment under this new credit line is $10 million, of which $5.5 million was allocated to a term loan as of October 31, 1994, and will become available under the revolving credit segment as the term loan is repaid on a quarterly basis over the next three years. In addition to the $10 million revolving credit limit, the line of credit arrangement also provides approximately $4 million in a bank guarantee securing a portion of the MMG acquisition debt. The bank line of credit arrangement expires on June 30, 1997. In addition, the Company's subsidiaries in Germany and Scotland have additional credit arrangements in place for their operating requirements.

     In 1994, the Company's working capital, excluding cash and short-term investments, decreased by $4.9 million. Accounts receivable increased while inventories decreased, reflecting higher sales for 1994. Taxes receivable, which reflected the 1993 income tax credit, were collected, while in conjunction with profitable operations for 1994, current income taxes payable were recorded. Accounts payable and accrued expenses increased as a result of increased business activities for 1994. In 1993, Company working capital, excluding cash and short term investments, decreased by $3.4 million, primarily as a result of increases in accrued expenses and various reserves for severance payments in connection with the restructuring of operations during the year. Staff severances occurred at the beginning of 1994 and severance payments previously accrued in 1993 were made
during 1994, as scheduled.   There were no other significant
changes in the restructuring program established in 1993 that would require modification of the accruals and reserves as then recorded.

     The Company conducts its export business from the United States mostly in US dollars and, therefore, does not experience foreign exchange transaction risks. Additionally, since the Company also manufactures in two European countries to serve local markets, the Company does not have significant exposure to fluctuations in foreign currencies. The assets and liabilities of the Company's foreign operations are not hedged against fluctuations in international currency rates. The Company has no other financial derivative arrangements in place except an interest rate swap to fix its interest rate on $5.5 million of bank debt at rates consistent with current market rates. There exists no significant financial exposure under this interest rate swap arrangement.

     Management believes that the cash on hand at October 31, 1994, cash anticipated to be generated from future operations and the available funds from revolving credit arrangements will be sufficient for the Company to meet its near-term working capital needs, normal capital expenditures, debt service requirements, and payment of dividends as declared. The Company has operated at capacity during the second half of 1994 in several business areas due to increased demand. Management is continuously assessing the potential requirement of having to add manufacturing capacity above planned levels in order to serve growing market demand in future years. In addition, management is currently reviewing several product line acquisitions to add to the overall capabilities of the Company. In conjunction therewith, the Company is exploring additional credit facilities and possible equity financing arrangements. Management believes that such additional debt or equity financing will be available to the Company as required.


INDEPENDENT AUDITORS' REPORT

Board of Directors
Optical Coating Laboratories, Inc.
Santa Rosa, California

We have audited the accompanying consolidated balance sheets of Optical Coating Laboratory, Inc. and subsidiaries (the "Company") as of October 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Optical Coating Laboratory, Inc. and its subsidiaries at October 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.

DELOITTE & TOUCHE LLP


San Francisco, California
December 14, 1994


        OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
                     (Dollars in thousands)
                                                   OCTOBER 31,
ASSETS                                          1994           1993
Current Assets:
 Cash and short-term investments              $19,663       $ 2,284
 Accounts receivable, net of
   allowance for doubtful accounts
   of $1,810 and $1,817                        22,007        19,850
 Inventories                                   10,559        11,605
 Income tax receivable                                        2,043
 Deferred income tax assets                     4,235         4,510
 Other current assets                           1,246         1,061
   Total Current Assets                        57,710        41,353

Other assets and investments                    9,159         8,949

Property, Plant and Equipment:
 Land and improvements                          8,623         8,380
 Buildings and improvements                    27,495        26,317
 Machinery and equipment                       80,206        72,429
 Construction-in-progress                       3,083         3,470
                                              119,407       110,596
 Less accumulated depreciation               (67,397)      (61,672)
 Property, Plant and Equipment-Net             52,010        48,924
                                             $118,879      $ 99,226
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                          $    6,197      $  4,243
 Accrued expenses                               8,423         7,694
 Accrued compensation expenses                  4,785         5,309
 Income taxes payable                           1,671
 Current maturities on long-term debt           6,878         6,702
 Notes payable                                    428           490
 Deferred revenue                                 636           664
   Total Current Liabilities                   29,018        25,102

Accrued postretirement health benefits
   and pension liabilities                      1,877         1,767
Deferred income tax liabilities                   506         2,112
Long-term debt                                 35,441        23,110
Commitments and contingencies (Note 10)
Stockholders' Equity:
 Common stock, $.01 par value;
  authorized 30,000,000 shares; issued
  and outstanding 8,978,000 and
  8,972,000 shares                                 90            90
 Paid-in capital                               39,967        39,930
 Retained earnings                             12,055         8,526
 Cumulative foreign currency
  translation adjustment                         (75)       (1,411)
   Total Stockholders' Equity                  52,037        47,135
                                             $118,879      $ 99,226

See Notes to Consolidated Financial Statements


        OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
          (Amounts in thousands, except per share data)

                                                 YEAR ENDED OCTOBER 31,
                                             1994        1993        1992
Net sales and other revenues              $131,780   $123,013    $115,016
Costs and Expenses:
 Cost of sales                              84,001     81,885      69,958
 Research and development                    5,229      5,926       8,178
 Selling and administrative                 31,341     30,153      26,532
 Restructuring charges                                  9,746
 Amortization of intangibles                   648        446
    Total Costs and Expenses               121,219    128,156     104,668

Earnings (loss) from operations             10,561    (5,143)      10,348

Other Income (Expense):
 Interest income                                 338      130         295
 Interest expense                          (3,215)    (2,998)     (2,223)
 Insurance recovery                                     1,180

Earnings (loss) before income taxes           7,684   (8,011)       9,600
Income taxes (credit)                         3,080   (2,274)       3,573
Earnings (loss) before cumulative
 effect of change in accounting
 principle                                    4,604   (5,737)       6,027
Cumulative effect of change
 in accounting for income taxes                                       510
     Net earnings (loss)                    $ 4,604  $(5,737)     $ 6,537

Net earnings (loss) per common and
 common equivalent share:
  Earnings (loss) before cumulative
  effect of change in accounting
  principle                                 $   .51   $ (.65)    $    .69
  Cumulative effect of change
   in accounting for income taxes                                     .06
       Net earnings (loss)                  $   .51   $ (.65)      $  .75

Average common and common
 equivalent shares used to
 compute earnings (loss)
 per share                                     9,023   8,795        8,636

See Notes to Consolidated Financial Statements


        OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR THE YEARS ENDED OCTOBER 31, 1994, 1993 AND 1992
                     (Amounts in thousands)

                                                                   FOREIGN
                                                                   RETAINED
                                COMMON STOCK            PAID-IN    CURRENCY
                              SHARES    AMOUNT CAPITAL  EARNINGS
TRANSLATION
BALANCE AT NOVEMBER 1, 1991   7,964  $   80  $32,950  $  9,786   $   296
Shares issued to Employee
 Stock Ownership Plan            43       1      415
Exercise of stock options,
 including tax benefit and
 shares issued to directors     474       4    3,314
Foreign currency translation
 adjustment for the year                                            (162)
Net earnings for the year                                6,537
Dividend on common stock                                  (967)
BALANCE AT OCTOBER 31, 1992   8,481      85   36,679    15,356        134
Shares issued to Employee
 Stock Ownership Plan            47       1      474
Exercise of stock options and
 warrants, including tax
 benefit and shares issued
 to directors                   438       4    2,716
Exercise of stock options
 through surrender of common
 stock, including tax benefit     6               61       (50)
Foreign currency translation
 adjustment for the year                                          (1,545)
Net loss for the year                                   (5,737)
Dividend on common stock                                (1,043)
BALANCE AT OCTOBER 31, 1993   8,972      90   39,930     8,526    (1,411)
Exercise of stock options and
 warrants, including tax
 benefit and shares issued
 to Directors                     6               37
Foreign currency translation
 adjustment for the year                                            1,336
Net earnings for the year                                4,604
Dividend on common stock                                (1,075)
BALANCE AT OCTOBER 31, 1994   8,978  $   90  $39,967   $12,055  $    (75)

See Notes to Consolidated Financial Statements

        OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE YEARS ENDED OCTOBER 31, 1994, 1993 AND 1992
                     (Dollars in thousands)

                                           YEARS ENDED OCTOBER 31,
                                         1994        1993       1992
Cash Flows from Operating
Activities:
 Cash received from customers        $133,125   $129,852     $113,905
 Cash received from insurance
  companies                                                     3,412
 Interest received                        268          109        232
 Cash paid to suppliers
  and employees                      (112,341)     (115,315)  (100,925)
 Cash paid to ESOP+                      (947)         (205)      (476)
 Interest paid                         (2,567)       (2,740)    (2,578)
 Income taxes paid, net of refundsEE     (986)       (3,437)    (2,170)
  Net cash provided by operating
   activities                          16,552        8,264      11,400

Cash Flows from Investing Activities:
 Purchase of plant and equipment      (8,821)       (9,338)    (5,446)
 Cash portion of payment for purchase
   of MMG, net of cash acquired                      (3,443)
  Net cash used for investing
   activities                         (8,821)      (12,781)    (5,446)

Cash Flows from Financing Activities:
 Proceeds from issuance of
  senior notes                        18,000
 Proceeds from long-term debt          4,005         4,388
 Proceeds from notes payable             283
 Proceeds from exercise of
  stock options                           16         2,019       2,409
 Repayment of long-term debt         (11,327)       (7,916)    (2,841)
 Repayment of notes payable             (400)         (752)
 Payment of dividend on common stock  (1,075)       (1,043)      (967)
 Other                                                  33
  Net cash provided by (used for)
      financing activities              9,502       (3,271)    (1,399)

Effect of exchange rate
 changes on cash                          146           14        (39)

Increase (decrease) in cash and
 short-term investments                17,379      (7,774)       4,516

Cash and short-term investments
 at beginning of year                   2,284       10,058       5,542

Cash and short-term investments
 at end of year                      $ 19,663    $   2,284    $ 10,058



        OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF CASH FLOWS  (CONTINUED)
       FOR THE YEARS ENDED OCTOBER 31, 1994, 1993 AND 1992
                     (Dollars in thousands)

                                             YEARS ENDED OCTOBER 31,
                                           1994       1993        1992
Reconciliation of net earnings
 (loss) to cash flows from
 operating activities:
Net earnings (loss)                       $4,604    $(5,737)  $  6,537

Adjustments to reconcile net
 earnings (loss) to net cash
 provided by operating activities:
  Depreciation and amortization              7,635     7,372     6,527
  Loss on disposal or abandonment
   of equipment                                634     5,229     1,313
  Accrued postretirement
   health benefits                            76143       80
  Deferred income taxes                      (1,650)  (2,038)      (31)
  Other non-cash adjustments
   to net earnings                              (98)     323       436
  Change in:
   Accounts receivable                         (973)   2,250    (3,935)
   Inventories                                1,572    2,237      (945)
   Income tax receivable                      2,045   (1,925)    1,192
   Deferred income tax assets                   275     (705)   (1,646)
   Other current assets and
     other assets
     and investments                           (312)    (631)    1,425
   Accounts payable, accrued
     expenses and accrued
     compensation expenses                    1,230    1,973     (624)
   Deferred revenue                             (28)     664     (303)
   Income taxes payable                       1,542     (891)    1,374
     Total adjustments                       11,948   14,001     4,863
      Net cash provided by
       operating activities                $ 16,552  $ 8,264   $11,400

Supplemental Schedule of Non-Cash
  Investing and Financing Activities:

     Effective December 31, 1992, the Company acquired MMG
Glastechnik GmbH (MMG) for approximately $3.4 million in cash and approximately $9.3 million of notes payable to the sellers. Cash and non-cash components of the acquisition were as follows:

     Fair value of assets acquired,
      including intangibles              $ 22,865
     Cash acquired                            (16)
     Liabilities assumed                  (10,141)
     Notes payable to sellers              (9,265)
        Net cash paid                    $  3,443

     In 1994, 1993 and 1992, common stock, with an aggregate fair market value of $20,000, $42,000 and $15,000 was awarded to the Company's outside directors as remuneration.

     During 1993 and 1992, the Company issued 46,500 and 43,500 shares of common stock to its Employee Stock Ownership Plan (ESOP+) at fair market value to satisfy a portion of its Company contribution.


See Notes to Consolidated Financial Statements


        OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           YEARS ENDED OCTOBER 31, 1994, 1993 AND 1992

1.   SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     INVESTMENTS. Cash and short-term investments are comprised of bank repurchase agreements and short-term commercial paper readily convertible to cash. Short-term investments are carried at cost which approximates market value. For purposes of the Statements of Cash Flows, all highly liquid short-term investments with a maturity of three months or less are considered cash equivalents.

     REVENUE RECOGNITION. Revenue from sales of manufactured products and from sales under fixed-price contracts is recorded at the time deliveries are made or work is performed. Revenue from cost reimbursement contracts is recorded as work is performed.

     INVENTORIES. Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Work-in-process inventories related to fixed-price contracts are stated at the accumulated cost of material, labor and manufacturing overhead, less the estimated cost of units delivered. To the extent total costs under fixed-price contracts are estimated to exceed the total sales price, charges are made to current operations to reduce inventoried costs to net realizable value. In addition, if future costs are estimated to exceed future revenues, an allowance for losses equal to such excess is provided by a charge to current operations.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Estimated service lives range from 5 to 45 years for buildings and improvements and from 5 to 8 years for all other property, plant and equipment. Buildings and improvements and substantially all equipment are depreciated using accelerated methods.

     RESEARCH AND DEVELOPMENT. Research and development costs are charged to operations in the year incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as equipment and not treated as an expense of the period. Such equipment is depreciated over estimated lives of 5-8 years.

     INCOME TAXES. Income taxes include provisions for temporary differences between earnings for financial reporting purposes and earnings for income tax purposes. In 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." As a result of adoption of this Statement, the Company recorded a credit to earnings of $510,000, as the cumulative effect of a change in accounting principle resulting from differences which existed at October 31, 1991 in the method of calculating deferred taxes between the Statement the Company had previously adopted (SFAS No. 96) and SFAS No. 109.

     FOREIGN OPERATIONS. The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange on the balance sheet date, and the local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included in stockholders' equity under cumulative foreign currency translation adjustment. Foreign currency transaction gains and losses, which have not been material, are reflected in operating results.

     EARNINGS PER SHARE. Earnings per common and common equivalent share assumes dilutive stock options outstanding (none in 1993) were exercised at the beginning of the year or the date of grant, whichever is later. Fully diluted earnings per share approximate primary earnings per share, or the effect is anti-dilutive, and are, therefore, not presented.

     RECLASSIFICATIONS. Certain amounts in the 1993 and 1992 consolidated financial statements have been reclassified to conform with the presentation in the 1994 consolidated financial statements.

2.   LONG-TERM DEBT

Long-term debt as of October 31 consisted of:
                                                     1994        1993
                                                  (Amounts in thousands)
Unsecured Senior Notes. Interest at
  8.71% payable semiannually. Principal
  payable in annual installments of
  $3.6 million from 1998 through 2002.            $18,000

Unsecured bank term loan.  Interest
  at approximately 9.7% payable quarterly.
  Principal payable in twelve
  equal quarterly installments
  commencing October 31, 1994 and
  ending July 31, 1997.                             5,500     $  6,000

Term loan. Balance paid in 1994.                                 2,750

Unsecured borrowings under bank line of
  credit. Balance paid in 1994.                                  2,500

Land improvement assessment, at an
  average rate of 6.75% interest. Principal
  and interest payable in semiannual
  installments of $77,000 through 1998.                   517      627

Scottish Development Agency (SDA) building
  loan, at 12%, with semiannual payments
  of approximately $357,000, each comprising
  principal and interest through 2006.
  Collateralized by the land and building
  of the Company's Scottish subsidiary.                 4,289    4,050

Notes payable to private parties in
  connection with the purchase of MMG.
  Principal and interest at 8%
  payable over ten years in quarterly
  installments of approximately $400,000
  through 2003.                                         8,167    8,187

Bank loans of MMG with interest rates ranging
  from 4.5% to 9.75%. Payable in annual and
  semiannual installments through 2014. Partly
  collateralized by mortgages on MMG land
  and buildings and liens on equipment.                 5,133    4,630

Present value of obligations under capital leases
  at an assumed interest rate of 7.5%  payable in
  monthly installments through 2004.                      713      789

European Coal and Steel Community loan to
  Scottish subsidiary.  Balance paid in 1994.                      279
                                                       42,319   29,812
Less current maturities                               (6,878)  (6,702)
                                                      $35,441  $23,110

     Annual long-term debt maturities and capital lease payments for the years 1994 through 1998 are $6,878,000, $3,583,000,
$3,079,000, $5,177,000 and $5,057,000, with the balance payable through 2014. It is anticipated that approximately $3,500,000 of the bank loans of MMG, included in the $6,878,000 current maturities of debt, will be refinanced in 1995.

     The Company has a $10 million credit facility with a bank carrying a commitment fee of 1/2% per annum. $5.5 million of the credit commitment is allocated to a term loan and becomes available under the revolving credit segment as the term loan is repaid on a quarterly basis over three years. The facility expires on June 30, 1997. Additionally, the credit facility covers a bank guarantee of approximately $4.0 million to secure 50% of the notes payable arising from the purchase of MMG. This guarantee facility carries a fee of 1.25% per annum.

     The Company's subsidiary in Scotland has a credit arrangement of up to approximately $440,000 with interest payable at market rates. There were no borrowings under this credit arrangement in 1994 or 1993, and there were no amounts outstanding at October 31, 1994 or 1993 under this credit arrangement.

     In 1994, the Company issued $18 million of unsecured senior notes in a private placement. $6.5 million of the proceeds were used to pay back outstanding borrowings under a previous bank line of credit.

     At October 31, 1994, the Company had outstanding letters of credit in the amount of $1,900,000 to meet the requirements under the Company's workers' compensation self insurance plans, and the Company's subsidiary in Scotland had outstanding letters of credit of approximately $370,000 to guarantee payment of import duty.

     The Company has certain financial covenants and restrictions under its bank credit arrangements and the unsecured senior notes.

3.   RESTRUCTURING CHARGES

     In 1993, the Company took action to reduce its worldwide work force and restructure certain of its operations.
Accordingly, in 1993 the Company recorded $9,746,000 of restructuring charges reflecting severance payments relating to staff reductions and reduction of the carrying value of certain equipment, inventory and other assets.

4.   ACQUISITION OF MMG

     Effective December 31, 1992, the Company completed its acquisition of MMG Glastechnik GmbH (MMG), a precision glass fabricating company in Germany. This acquisition was accounted for as a purchase. Payment consisted of approximately $3.4 million in cash and $9.3 million in ten year notes due to the sellers which are payable in equal quarterly principal installments plus interest at 8% per annum. In connection with the acquisition, the Company assumed approximately $5.3 million of long-term debt owed by MMG.

     The Consolidated Statement of Operations for the fiscal year ended October 31, 1993 included ten months of MMG operation. For the ten month period ended October 31, 1993, MMG's sales and other revenues were $13.3 million and MMG's contribution to the loss before income taxes was approximately $2.0 million, including interest expense on the non-cash portion of the purchase price.

     At October 31, 1994, other assets and investments includes
$7.5 million of intangibles, principally goodwill, resulting from the purchase of MMG, which is being amortized over 15 years.

5.   STOCKHOLDERS' EQUITY

     STOCKHOLDER RIGHTS PLAN. In November 1987, the Company adopted a Stockholder Rights Plan, which expires in November 1997, under which the Company declared a dividend of preferred stock purchase rights which only become exercisable, if not redeemed, ten days after a person or group has acquired 20% or more of the Company's common stock or the announcement of a tender offer which would result in a person or group acquiring 30% or more of the Company's common stock. Under certain circumstances, the plan allows stockholders, other than the acquiring person or group, to purchase the Company's common stock or the common stock of the acquirer having a market value of twice the exercise price.

     PREFERRED STOCK. The Company has authorized 100,000 shares of preferred stock at $.01 par value of which 10,000 shares were designated Series A Preferred Stock in connection with the Company's Stockholder Rights Plan. None of the Series A Preferred Stock is issued. Additionally, 15,000 shares were designated Series B Preferred Stock, of which 8,350 shares were issued and subsequently converted to common stock on call for redemption. None of the Series B Preferred Stock is currently issued and outstanding.

6.   INCENTIVE COMPENSATION PLANS, STOCK OPTION PLANS AND
WARRANTS

     Under the Company's incentive compensation and employee stock option plans, options have been granted to purchase the common stock of the Company at prices equal to 100% of the market price of the Company's common stock at the date of grant. Outstanding options are exercisable at prices ranging from $4.50 to $10.625 per share. Options expire five years from the date of grant.

     Changes in options, shares reserved for issuance and options available for future grants under these plans were as follows:

                                                 SHARES
                                                SUBJECT TO     AVAILABLE
                                               OUTSTANDING     FOR FUTURE
                                RESERVED         OPTIONS         GRANTS
BALANCE AT NOVEMBER 1, 1991     1,594,125       1,380,115       214,010

Authorized and reserved           500,000                       500,000
Granted                                           474,210      (474,210)
Exercised at an aggregate
  price of $2,409,000           (472,437)       (472,437)
Canceled                                         (18,613)        18,613
BALANCE AT OCTOBER 31, 1992     1,621,688      1,363,275        258,413

Authorized and reserved           300,000                       300,000
Granted                           181,800       (181,800)
Exercised for cash at an
 aggregate price of            $2,019,000       (398,337)     (398,337)
Exercised for shares at an
 aggregate fair market value
 of $101,000                     (17,859)        (17,859)
Canceled                         ________        (38,200)       38,200
BALANCE AT OCTOBER 31, 1993     1,505,492      1,090,679       414,813

Granted                                          819,900      (819,900)
Exercised for cash at an aggregate
 price of $16,000                 (2,884)         (2,884)
Canceled                          (3,300)       (564,100)      560,800
BALANCE AT OCTOBER 31, 1994     1,499,308      1,343,595       155,713
EXERCISABLE AT OCTOBER 31, 1994                  990,370

     In 1993, options to purchase 17,859 shares of common stock were exercised through exchange of 11,200 shares of common stock at fair market value.

     In 1993, warrants to purchase 75,000 shares of the Company's common stock were exercised at $5.51 per share by the net issuance of 34,913 shares of common stock.

7.   INCOME TAXES

     The provision (credit) for income taxes consisted of:

                                1994       1993      1992
                                  (Amount in thousands)
Current:
  Federal                    $ 2,174   $    584  $  3,017
  Business tax credits                    (114)
                               2,174        470     3,017
  State                          516        221       943
  Foreign                         58        (24)      867
                               2,748        667     4,827
Deferred:

  Federal                        249     (1,738)     (982)
  State                          281       (631)     (190)
  Foreign                       (198)      (572)      (82)
                                 332     (2,941)   (1,254)
                              $3,080    $(2,274)  $ 3,573

     The reconciliation of the effective income tax rates to the federal statutory rates was as follows:

                                  1994      1993      1992

Statutory federal income
 tax rate                         34.0%    (34.0)%    34.0%
State taxes, net of federal
 tax benefit                       6.9      (2.6)      5.2
Business tax credits                        (1.4)
Adjustment of prior year
 provisions                       (0.6)     (0.4)
Tax benefit from export
  sales corporation               (1.3)     (0.3)     (0.8)
Foreign income taxes at rates
 different from US statutory
 rates                             0.7      11.8       0.1
Other                              0.4      (1.5)     (1.3)
   Effective tax rate             40.1%    (28.4)%    37.2%

     The tax benefit recorded in 1993 was less than would have been recorded by applying the federal and state statutory rates because, under the requirements of SFAS 109, the full tax benefit of losses incurred by European operations could not be recognized.

     The Company's deferred tax assets and liabilities at October
31, 1994 and 1993 under SFAS 109 arise from the following temporary differences in accounting for financial versus tax reporting purposes:

DEFERRED TAX ASSET (LIABILITY)                       1994         1993
CURRENT:                                          (Amounts in thousands)
Valuation reserves and
 accruals not deductible for
 tax purposes until paid or
 utilized                                         $  3,637       $3,640
Intercompany profit eliminated
 for financial statement purposes
 which is taxable currently                            505          489
Revenue recognized in different
 periods for financial and tax
 reporting purposes                                     72          217
Tax credits eligible for carry
 forward, related expenses deducted
 for financial reporting purposes                      224
Other                                                   21         (60)
                                                     4,235        4,510
NONCURRENT:
Tax depreciation greater than
 financial statement depreciation                  (2,771)      (2,398)
Valuation reserves and accruals not
 deductible for tax reporting
 purposes until paid or utilized                       191          283
Plant and equipment written off for
 financial reporting purposes,
 depreciable for tax purposes                        1,023        1,302
Burden and interest on
 self-constructed assets
 expensed for tax purposes
 and depreciated for
 financial reporting purposes                        (489)        (562)
Costs required to be capitalized
 under the uniform capitalization
 tax rules which are deducted
 for financial reporting purposes                      353          267
State income taxes not deductible
 for federal purposes until the year
 following payment                                    (33)         (71)
Liability for postretirement health
  benefits not deductible for tax
purposes until paid                                    658          621
Foreign net operating losses
  available for carryforward                         1,724        1,035
Foreign deferred taxes recorded
 upon the purchase of MMG                                       (1,663)
Other                                                 (85)           36
                                                       571      (1,150)
Less valuation allowance                           (1,077)        (962)
                                                     (506)      (2,112)
      Total deferred tax balances                  $ 3,729      $ 2,398

     The Company has provided a valuation allowance related to the deferred tax asset resulting from the operating loss carryforwards of certain of its foreign subsidiaries until the realization of the loss carryforwards is determinable.

     The deferred tax liability relating to the purchase of the German subsidiary in 1993 has been reversed as a result of a tax reorganization of the Company's German subsidiaries during 1994.

     Income taxes have not been provided on approximately $9.1 million of unremitted earnings of the Company's subsidiary in Scotland. The Company intends to continue to reinvest these amounts in the subsidiary's operations. Should any of these amounts be distributed to the Company, any taxes on these distributions would be substantially offset by foreign tax credits.

8.   EMPLOYEE BENEFIT PLANS

     US OPERATIONS. The Company has an Employee Stock Ownership Plan (ESOP+), a defined contribution plan for its US employees. Company contributions to ESOP+ are determined by a profit sharing formula with additional contributions, if any, determined by the Company's Board of Directors. The Company follows the policy of funding ESOP+ contributions as accrued. The Company contributions are made in the form of cash to purchase the Company's common stock or in the form of the Company's common stock. The Company contributed to ESOP+ and charged to operations $950,000, $500,000 and $1,000,000 for 1994, 1993 and 1992.

     In 1993, as part of its restructuring, the Company offered a voluntary severance program to US employees who had met certain age and service requirements. The Company expensed $550,000 as part of its restructuring charges as a result of this program.

     SCOTTISH OPERATIONS. The Company's Scottish subsidiary maintains a contributory defined benefit pension program covering most of its employees. Benefits are primarily based on years of service and the employee's compensation. The program is funded in conformity with the funding requirements of applicable UK government regulations. Plan assets are invested in diversified fund units which are comprised primarily of corporate equity securities.

     The following table sets forth the plan's funded status at October 31:

                                          1994        1993       1992
                                             (Amounts in thousands)
Plan assets at fair value               $ 4,971    $ 3,824     $ 3,383
Projected benefit obligation             (4,820)    (3,890)     (3,466)
Plan assets greater (less)
 than projected
 benefit obligation                         151       (66)        (83)
Unrecognized net loss                       640        700         798
Unrecognized transition asset
 being amortized over 19 years             (521)      (510)       (635)
Net effect of exchange
 rate fluctuations                                      13           2
 Prepaid pension cost included
 in other assets                       $    270    $   137   $      82

     At October 31, 1994, 1993 and 1992, the projected benefit obligations include accumulated benefit obligations of $4,621,000, $3,675,000 and $3,365,000, of which $4,602,258,
$3,667,000 and $3,064,000 are vested.

     A discount rate of 8.5% in 1994, 8.0% in 1993 and 9.0% in 1992 was used in determining the present value of the projected benefit obligation. The expected long-term rate of return on assets was 9.0% and the assumed rate of increase in future compensation levels was 5.5% in 1994 and 1993 and 6.5% in 1992.

     The net pension expense recorded in 1994, 1993 and 1992 included the following components:

                                           1994    1993     1992
                                           (Amounts in thousands)
Service-cost benefits earned
 during the period                         $ 275    $278    $286
Interest cost on projected
 benefit obligation                          317     269     298
Actual return on plan assets                (479)    (688)    71
Net amortization and deferral                 92      389   (421)
  Net pension expense                      $ 205     $248   $234

9.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company sponsors a contributory defined benefit postretirement plan for its US operations which provides medical, dental and life insurance benefits to employees who meet age and years of service requirements prior to retirement and agree to contribute a portion of the cost. The Company has the right to modify or terminate this benefit program.

     The Company's contribution is a set amount per retiree depending on the retiree's years of service and dependent status at the date of retirement and the age of the retiree and dependents when benefits are provided. Cost increases are paid by the retiree.

     The postretirement plan's benefit obligation was as follows:

                                       10/31/94  10/31/93   10/31/92
                                       (Amounts in thousands)
Accumulated postretirement
 benefit obligation:
Retirees                               $  894      $921       $680
Fully eligible plan participants          175       135        110
Other active plan participants            590       653        544
  Total accumulated
   postretirement benefit
   obligation (unfunded)                1,659     1,709      1,334
Unrecognized loss                                  (227)
  Accrued postretirement
   benefit obligation                  $1,659    $1,482     $1,334

Net periodic postretirement
 benefit cost included the
 following components:
Service-cost benefits earned
 during the period                       $ 59      $ 42      $ 39
Interest cost on accumulated
 postretirement benefit
 obligation                               120        11       106
Effect of special termination
 benefits                                            71
  Net postretirement
   benefit cost                          $179      $227      $145

     Net postretirement benefit costs and accumulated benefit obligation for 1993 were increased by $71,000 as a result of special termination benefits provided to US employees who participated in a voluntary severance program.

     Because the Company has established a maximum amount it will pay per retiree under the plan, health care cost trends do not affect the calculation of the accumulated benefit obligation or the net postretirement benefit cost. The weighted average discount rate used in determining the accumulated benefit obligation was 8.0% in 1994, 7.0% in 1993 and 8.5% in 1992.

10.  CONTINGENCIES AND COMMITMENTS

     INTEREST RATE SWAP AGREEMENT. The Company has entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its floating rate term loan. The interest rate differential that is paid or received under this agreement is accrued as interest rates change and is recognized over the life of the agreement. At October 31, 1994, the Company had an interest rate swap agreement with a commercial bank having a notional principal amount of $5,500,000. The agreement effectively changes the Company's interest rate on the $5,500,000
floating rate term loan to a fixed 9.7%.   The interest rate swap
agreement matures in accordance with the due date of the payment of the term loan. While the Company does not anticipate nonperformance, it is exposed to credit loss in the event of nonperformance by the other party to the swap agreement.

     CONCENTRATIONS OF CREDIT RISK. The Company grants credit to customers, subject to credit approval, for most of its sales. At October 31, 1994, accounts receivable from customers in foreign countries, primarily in Europe and Asia, were $12.2 million, constituting 55% of accounts receivable.

     OPERATING LEASE AGREEMENTS. The Company and its subsidiaries lease computer equipment, manufacturing space and warehouse space. Such operating lease payments are recorded as rental expense and totaled $2,186,000, $2,075,000 and $2,041,000 for 1994, 1993 and 1992. Future minimum operating lease payments amount to $3,606,000, and for the years 1995 through 1999 are $1,522,000, $759,000, $222,000, $44,000 and $38,000 under present operating lease agreements.

     EMPLOYMENT AGREEMENTS. The Company has approved employment agreements for officers, as well as increases in severance benefits for full-time employees, to be effective in the event of certain changes in control of the Company. These agreements are currently effective through 1995.

     PROPERTY, PLANT AND EQUIPMENT PURCHASES.  At October 31,
1994, the Company had no significant commitments for property, plant or equipment additions.

11.  INFORMATION ON OPERATIONS

     INVENTORIES.  Inventories as of October 31 consisted of:

                                                  1994      1993
                                              (Amounts in thousands)
     Raw materials and supplies                 $ 3,633    $ 5,730
     Work-in-process and finished goods           6,926      5,875
                                                $10,559    $11,605

     ACCRUED EXPENSES. Accrued expenses at October 31 consisted of:

                                                  1994       1993
                                              (Amounts in thousands)

     Workers' compensation reserve              $ 1,578    $ 1,897
     Ground water remediation reserve             1,197      1,433
     Other accrued liabilities                    5,648      4,364
                                                $ 8,423    $ 7,694

     INTEREST. Interest expense and amounts capitalized were as follows:

                                           1994      1993    1992
                                           (Amounts in thousands)
     Interest costs incurred               $3,372    $3,176  $2,341
     Less amounts capitalized                 157       178     118
       Net interest expense                $3,215    $2,998  $2,223

     SALES INFORMATION. Information on sales to significant customers and sales to the federal government is as follows:

     Sales to the Company's largest customer, who is also an approximately 10% stockholder of the Company, accounted for 7% of net sales and other revenues in 1994 and 1993 and 6% of net sales and other revenues in 1992.

     Sales of products and services to the federal government, primarily under subcontracts, were 11%, 7% and 8% of net sales and other revenues in 1994, 1993 and 1992. Certain of these contracts are subject to cost review by various governmental agencies. Management believes that refunds will not exceed amounts already reserved.

     FOREIGN OPERATIONS. Foreign sales of the Company were as follows:

                                         1994      1993      1992
                                          (Amounts in thousands)
Export sales by US operations:
  To Asian countries                   $15,012   $11,454   $ 9,574
  To European and other
   countries                             4,243     2,850     6,767
                                        19,255    14,304    16,341
Foreign Sales by European
  operations                            40,241    36,104    24,153
                                       $59,496   $50,408   $40,494

     Identifiable assets of the Company's foreign operations were $43.3 million at October 31, 1994, $37.7 million at October 31,
1993 and $19.8 million at October 31, 1992.

     COMPONENTS OF EARNINGS. The components of earnings (loss) before income taxes were as follows:

                                         1994       1993       1992
                                          (Amounts in thousands)
     Domestic                          $ 8,311   $(3,480)    $ 7,057
     Foreign                              (627)    (4,531)     2,543
                                       $ 7,684    $(8,011)   $ 9,600


12.  QUARTERLY RESULTS (UNAUDITED)

     Results of operations for each quarter of 1994 and 1993 were as follows:

                           FIRST   SECOND   THIRD   FOURTH      TOTAL
                          QUARTER  QUARTER  QUARTER QUARTER       YEAR
                           (Amounts in thousands, except per share data)
1994
Net sales and
 other revenues          $30,091   $33,544  $33,403  $34,742   $131,780
Gross profit              11,074    13,000   11,364   12,341     47,779

Net earnings             $ 1,102   $ 1,347  $   910  $ 1,245   $  4,604

Net earnings per share   $   .12   $   .15  $   .10  $   .14   $    .51

1993

Net sales and
 other revenues          $27,987   $32,416  $31,497  $31,113    $123,013
Gross profit              10,700    12,316    8,069   10,043      41,128

Net earnings (loss)      $ 1,067   $ 1,371 $(6,822) $(1,353)     $(5,737)

Net earnings (loss)
  per share              $   .12   $   .15 $  (.77)  $ (.15)    $  (.65)

     The third and fourth quarters of 1993 included restructuring charges of $8,637,000 and $1,109,000, which increased the net loss per share by $.60 and $.09 in the respective quarter and by $.70 for the year.

13.  OTHER INVESTMENTS

     FLEX PRODUCTS, INC. JOINT VENTURE. In 1988, the Company formed a joint venture, consisting of its Flex Products operation, with ICI Americas Inc., the US subsidiary of Imperial
Chemical Industries PLC (ICI).  The joint venture, Flex Products,
Inc., is 40% owned by the Company and 60% owned by ICI.

     The Company received proceeds in excess of the carrying amount of the assets contributed to the joint venture. The proceeds were allocated first to reduce the carrying amount of the Company's investment to zero, with the remaining proceeds reported as gain on sale of equity in affiliated company. Since the Company carries its investment in the joint venture at zero and is not obligated to make further investment in the joint venture, it has not recognized losses attributable to its equity position in the joint venture.

     The Flex Products, Inc. joint venture received an $18 million investment, plus a $5 million working capital loan, form ICI for ICI's 60% interest. In consideration for OCLI's contribution of the assets and business of its Flex Products operation and a covenant not to compete with the joint venture, Flex Products, Inc. assumed and paid $12 million of OCLI's bank term loan and paid OCLI $6 million cash for a total of $18 million.

     Simultaneously with entering into the joint venture agreement, the parties entered into several other agreements pursuant to which OCLI is receiving, or has received, the following additional payments: (i) $5 million over the first five years of the joint venture for research and development services; (ii) $1.8 million over the first two years of the joint venture in technology support fees under a support services agreement; and (iii) royalties starting at 10% of joint venture sales and declining to 4% over the first five years of the joint venture and continuing thereafter at 4% until cumulative royalties of $13.7 million have been paid to the Company. The joint venture agreement also includes a buyout option of the Company's interest by ICI that began five years after the close of the transaction.

     As of October 31, 1994, the Company has received cumulative royalties of $4.1 million. In 1994, 1993 and 1992, the Company received $906,000, $859,000 and $856,000 as royalties on sales. In addition, in 1994, 1993 and 1992, Flex Products Inc. paid the Company approximately $916,000, $761,000 and $720,000, for facility rent; $565,000, $616,000 and $730,000 in cost reimbursement for general, administrative and support services; and $217,000, $808,000 and $788,000 under the research, development and engineering services contract. These amounts are reflected in the operating results of the Company for the respective years.

     INVESTMENT IN SUPERCONDUCTOR TECHNOLOGIES, INC. In January 1988, OCLI made an investment of $250,000, to purchase 83,333 shares of Series B Preferred Stock of Superconductor Technologies, Inc. (STI). These preferred shares have been converted to 41,666 common shares of STI with an approximate fair value of $270,000.

     MILAS MONITOR PRODUKTE GMBH JOINT VENTURE. In March 1993, the Company formed a joint venture with Mr. Waldemar Milas, a distributor of the Company's Glare/Guard(R) product line in Germany. At October 31, 1993, the Company wrote down its investment and the receivables relating to this investment due to the uncertainty of the viability of this venture. On July 29, 1994, the Company terminated its contractual obligations under the joint venture with Mr. Milas. However, Mr. Milas remains a 49% shareholder of Milas Monitor Produckte GmbH.

     NESA MONITOR PRODUCTS SRL JOINT VENTURE.  In April 1993, the
Company formed a joint venture with Nesa Informatica Srl, a distributor of the Company's Glare/Guard(R) product line in Italy. The Company's investment in the joint venture was approximately $590,000.