Form 10-K, Exhibit 13
period 1995-10-31
OPTICAL COATING LABORATORY INC
filed 1996-01-29
CIK 74697

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                        EXHIBIT 13 TO 1995 OCLI FORM 10-K
                     (ITEMS INCORPORATED BY REFERENCE TO THE
                       1995 ANNUAL REPORT TO STOCKHOLDERS)


                                                         Pages
Item 5. Market for Registrant's Common Stock and
Related Stockholder Matters                                2

Item 6. Selected Financial Data                            3

Item 7. Management's Discussion and Analysis of
Results of Operations and Financial Condition            4-9

Item 8.  Financial Statements and Supplementary Data:

     Consolidated Balance Sheets                          10

     Consolidated Statements of Operations                11

     Consolidated Statements of Cash Flows             12-14

     Consolidated Statements of Common
      Stockholders' Equity                                15

     Notes to Consolidated Financial Statements        16-32

     Quarterly Financial Results (unaudited)           32-33

     Independent Auditors' Report                         34



                                PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
         MATTERS

PRINCIPAL MARKET

The Company's common stock is traded on the NASDAQ National Market System under the symbol OCLI.

DIVIDEND INFORMATION

Since June 1991, the Company has paid a semiannual cash dividend on common stock of $.06 per share.

APPROXIMATE NUMBER OF HOLDERS OF COMMON STOCK

The number of holders of record of the Company's common stock as of December 31, 1995 was 1,080.

ITEM 6.  SELECTED FINANCIAL DATA

YEARS ENDED OCTOBER 31:            1995    1994    1993    1992    1991
                             (Amounts in thousands, except per share data)

Revenues                       $169,417 $131,780 $123,013 $115,016 $103,711

Net income (loss) before
 cumulative effect of changes
 in accounting principles and
 dividend on preferred
 stock                           $7,391   $4,604  $(5,737)  $6,027  $1,530

Net income (loss) applicable to
 common stock                    $6,929   $4,604  $(5,737)  $6,537    $401

Net income (loss) per common and
 common equivalent share           $.73     $.51    $(.65)    $.69    $.16

Average common and common
 equivalent shares outstanding    9,510    9,023    8,795    8,636   7,455

Cash dividend paid on
 common stock                    $1,083   $1,075   $1,043     $967    $491

AT OCTOBER 31:

Working capital                 $28,015  $28,692  $16,251  $27,399 $21,913
Total assets                   $169,834 $118,879  $99,226  $91,313 $84,419
Long-term debt                  $47,267  $35,441  $23,110  $14,900 $20,935
Convertible redeemable
 preferred stock                $11,357
Stockholders' equity            $62,537  $52,037  $47,135  $52,254 $43,112
Stockholders' equity
 per share                        $6.59    $5.79    $5.25    $6.16   $5.41
Number of employees               1,407    1,162    1,107    1,000   1,039


ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

FISCAL 1995 COMPARED TO FISCAL 1994

     REVENUES. Revenues for the Company were $169.4 million for its fiscal year ended October 31, 1995, an increase of $37.6 million, or 29%, over revenues of $131.8 million in fiscal 1994. Revenues for 1995 include $15.6 million from the six months consolidation of Flex Products, Inc. (Flex Products), a 60% owned joint venture company manufacturing coatings on plastic film with a proprietary high speed process, and $3.7 million from Netra Corporation, a precision molded plastic optics company acquired in fiscal 1995.

     Revenues in 1995 were strong for fabricated glass components and precision molded plastic optics used in office automation applications, filters used in medical and analytical instrumentation and front surface mirrors used in office automation and projection television applications. Fiscal 1995 revenues also included higher invoicing on the Company's contract for the coating of the X-ray space telescope project for NASA, the revenue contribution of the new DirectCoat capability and on sales of the goods and services provided by Flex Products. Revenues of the Company's Glare/Guard anti-glare filters, sold for use in the computer display aftermarket, declined due to increased competition in the private label segment and reduced product demand in several European countries.

     During 1995, the Company experienced price decreases in original equipment manufacturer (OEM) coated products component lines. These price decreases were substantially offset by increases in volume and improvements in manufacturing yields and production efficiencies, enabling maintenance of consistent gross profit margins. The Company also experienced competitive price decreases for its Glare/Guard products in the United States as well as in foreign markets. The Company responded to such price competition with product cost reductions and product redesign.

     GROSS PROFIT. Gross profit as a percent of revenue was 37.4% in 1995, a 1.1 percentage point improvement over 36.3% in 1994. In 1995, the gross profit percentage improved as a result of the six months consolidation of Flex Products, which has higher than Company average gross profit margins, while the other operations of the Company maintained gross profit margins consistent with 1994. Flex Products' higher than average gross profit margins are a result of product, production capability and technology exclusivity. In its other operations, the Company maintained gross profit margins based on higher volume, production efficiency gains and manufacturing yield improvements, offsetting the effect of price decreases; and for the Glare/Guard product line, through product redesign for cost reduction.

      The Company's fiscal 1995 fourth quarter gross profit margin was adversely impacted by start-up costs associated with the development of increased manufacturing capacity and new products.

     RESEARCH AND DEVELOPMENT. Research and development expenditures for 1995 increased $3.2 million, or 61%, compared to 1994. As a percentage of revenue, research and development expenditures were 5% in 1995 compared to 4% in 1994. The increase in 1995 was due, in part, to the consolidation of Flex Products ($1.1 million), increased research and development expenditures relating to the development of additional continuous platform coating capacity, development of coatings on plastic for flat panel display applications, and further development of the Company's electrochromic technology and related products.

     SELLING AND ADMINISTRATIVE. Selling and administrative expenses increased $6.1 million, or 20%, in 1995 over 1994. The increase in 1995 over 1994 was partially a result of the six months consolidation of Flex Products ($2.3 million), continued emphasis on increasing regional sales activities in the United States and Europe ($2.2 million) and higher administrative and legal expenses ($1.6 million).

      The Company recorded amortization of intangibles of $975,000 in 1995 and $648,000 in 1994 representing the amortization of goodwill relating to the acquisitions of MMG and Netra.

      INCOME FROM OPERATIONS. As a result of the foregoing changes in revenues and costs and expenses, the Company had income from operations of $16.6 million in 1995 compared to $10.6 million in 1994, an increase of $6 million or 57%.

     INTEREST INCOME AND EXPENSE. Interest income increased $329,000, or 97%, in 1995 over 1994. The increase in 1995 was due to the higher cash and temporary investment balances which resulted from the Company's financing activities during the year. Interest expense increased $332,000, or 10%, in 1995 over 1994. The increase in interest expense for 1995 resulted from higher debt incurred to finance the investments in additional coating capacity and Flex Products. Fiscal 1995 interest expense was, in part, offset by higher capitalized interest relating to self-constructed asset and building projects.

     PROVISION FOR INCOME TAXES. The Company's effective income tax rate was 40.1% in 1995 and 1994. For 1995 and 1994, the effective tax rate was substantially at the statutory combined federal, state and applicable foreign tax rates for the Company.

      MINORITY INTEREST. In 1995, the Company recorded $816,000 as minority interest representing the share of net income of Flex Products accruing to the 40% stockholder in Flex Products for the six month period that the Company consolidated the results of Flex Products.

     NET INCOME. The Company had net income of $7.4 million in 1995 compared to $4.6 million in 1994, an increase of $2.8 million or 61%. In 1995, dividends of $462,000 were paid on the 8% Convertible Redeemable Preferred Stock issued in connection with the Flex Products investment transaction. As a result, net income attributable to common stock was $6.9 million for 1995.

     FISCAL 1996 EFFECT. Management anticipates that the impact of the start-up costs associated with the development of increased manufacturing capacity and new products which began in the fourth quarter of 1995 will continue to impact operating performance in the first quarter of 1996.

FISCAL 1994 COMPARED TO FISCAL 1993

     REVENUES. Revenues were $131.8 million in 1994, an increase of $8.8 million, or 7%, over 1993. Comparative revenues for 1993 include only ten months of revenues of MMG, a precision glass fabrication company in Germany acquired December 31, 1992.

     Revenues in 1994 were particularly strong in the office automation market for fabricated coated glass products and components manufactured in the United States and by MMG in Germany, for coated glass stock sheets for custom fabrication and for projection television mirrors. Revenues for the Company's Glare/Guard anti-glare filters, sold for use in the computer display aftermarket, declined in 1994 due to increased competition and generally recessionary economic conditions in European countries.

     During 1994, the Company experienced price decreases in OEM display and fabricated glass product lines. These price decreases were substantially offset by increases in volume. The Company also reduced prices for Glare/Guard products in the United States to maintain its market share position. Although the Company was able to partially offset Glare/Guard price decreases though the reduction of product costs, profit margins for the product line were negatively impacted by the price decreases.

     GROSS PROFIT. Gross profit as a percent of revenue was 36.3% in 1994, an increase of 2.9 percentage points, compared to 33.4% in 1993. In 1994, gross profit margins improved from 1993 as a result of higher utilization of available capacity, yield improvements associated with the Company's continuous quality improvement program and cost savings resulting from the 1993 restructuring program.

     RESEARCH AND DEVELOPMENT. In 1993, under a plan to restructure, the Company's approach to research and development, technical personnel and resources were transferred from corporate level research and development activities into the Company's major operating division in order to focus on product development and manufacturing process improvements. As a result of this restructuring, reported research and development expenditures for 1994 decreased $697,000, or 12%, compared to 1993. As a percent of revenues, research and development expenditures were 4% in 1994 compared to 4.8% in 1993.

     SELLING AND ADMINISTRATIVE. Selling and administrative expenses increased $1.2 million, or 4%, in 1994 over 1993. The increase was principally in selling expense related to the establishment of seven new regional sales offices in the US.

     The Company recorded amortization of intangibles of $648,00 in 1994 and $446,000 in 1993 representing the amortization of goodwill relating to the acquisition of MMG.

     RESTRUCTURING CHARGES. In 1993, the Company recorded restructuring charges and provisions for severance payments totaling $9.7 million associated with cost reduction actions. The Company took write-offs and established reserves for the reduction of the carrying value of certain equipment, inventory and other assets and for severance payments for staff reductions. These restructuring actions, including staff reductions, were completed in fiscal 1993 and the first quarter of fiscal 1994 and the related provisions and reserves were utilized for established purposes.

     INCOME FROM OPERATIONS. As a result of the foregoing changes in revenues and costs and expenses, the Company had income from operations of $10.6 million in 1994 versus a loss from operations of $5.1 million in 1993, including the $9.7 million of restructuring charges.

     INTEREST INCOME AND EXPENSE. Interest income increased $208,000, or 160%, in 1994 over 1993. The increase was due to substantially higher short-term investment balances on hand in the second half of the year that resulted from the $18 million senior note financing undertaken by the Company. Interest expense increased $217,000, or 7%, in 1994 over 1993. The increase in interest expense resulted from the issuance of the $18 million senior notes, partially offset by debt repayment of $11.3 million, during 1994.

     PROVISION (CREDIT) FOR INCOME TAXES. The provision for income taxes as a percent of pre-tax income was 40.1% in 1994, substantially at the statutory combined federal, state and applicable foreign tax rates for the Company. The effective tax credit in 1993 was 28.4%, less than the statutory combined rate, because, under the accounting standard for income taxes, SFAS 109, the full tax benefit of losses incurred in European operations could not be recognized.

     NET INCOME (LOSS). As a result of the foregoing operations activities, the Company had net income of $4.6 million in 1994 versus a net loss of $5.7 million in 1993.

     INFLATION EFFECT. Inflation did not have a significant effect on the operations of the Company in 1995, 1994 or 1993. As described above, the Company experienced price decreases in certain markets in 1995, 1994 as well as in 1993.

ACQUISITION AND INVESTMENT TRANSACTIONS

     FLEX PRODUCTS, INC. In May 1995, the Company acquired controlling ownership of Flex Products with the purchase of an additional 20% interest in Flex Products from ICI Americas Inc. (ICIA), an affiliate of Imperial Chemical Industries PLC. Flex Products was founded as a division of the Company in the early 1980's and subsequently established as a joint venture between the Company and ICIA in 1988, with ICIA owning 60% and the Company owning 40%. In conjunction with the Company's increase in ownership, ICIA's remaining 40% interest in Flex Products was acquired by SICPA Holding S.A. (SICPA), a privately held Swiss Corporation headquartered in Lausanne, Switzerland. SICPA is the world's largest manufacturer of printing inks and currently the major customer of Flex Products.

     Pursuant to the terms of the Stock and Note Purchase Agreement dated May 1, 1995 by and among the Company, SICPA, ICIA and Flex Products, the Company acquired an incremental 20% interest in Flex Products for a cash payment of $8.4 million and paid an affiliate of ICIA approximately $7.0 million in cash to acquire a 60% interest in an $11.7 million promissory note previously issued by Flex Products to ICIA to fund Flex Products' working capital requirements. SICPA acquired a 40% equity interest in Flex Products and the balance of the $11.7 million promissory note.

     In connection with this transaction, the Company entered into a Put and Call, Right of First Refusal and Co-Sale Agreement with SICPA pursuant to which SICPA was granted a call option to purchase the Company's 60% interest in Flex Products and the Company was granted a put option to sell the Company's 60% interest in Flex Products to SICPA. The call price is $25 million plus (i) two times the amount by which Flex Products' annual sales immediately preceding the call exceed $23.6 million (ii) times 60% (the Company's ownership percentage of Flex Products). The put price is $20 million plus (i) 1.5 times the same increase in Flex Products' sales (ii) times 60%. The put and call options can be exercised at any time after May 8, 1998 and before May 8, 2003, and cannot be exercised in the event Flex Products goes public. This agreement also provides for a right of first refusal in favor of each of SICPA and the Company to buy the other's shares and also provides a co-sale right which requires that on any sale of a party's shares, the other party is allowed to participate on a pro rata basis in the sale.

     The Agreement with SICPA also provides conditions under which either party may cause Flex Products to have an initial public offering of its common stock.

     NETRA CORPORATION. In February 1995, the Company acquired the assets and liabilities of Netra Corporation, a precision molded plastic component manufacturer, for a total purchase price of approximately $3.1 million. The purchase price consisted of a cash payment of $1.5 million and the balance of approximately $1.6 million paid by the issuance of 164,735 shares of the Company's common stock to the sellers. Upon completion of the acquisition, Netra was relocated from its facilities in Mountain View, California to a facility immediately adjacent to the Company's principal manufacturing site in Santa Rosa, California.

FINANCIAL CONDITION AND LIQUIDITY

     In 1995, the Company's cash and short-term investment position decreased by $13.1 million for the year. Operations provided $13.1 million of cash, including $7.4 million from net earnings, $10.3 million from depreciation and amortization offset by other operating activity requirements of $4.6 million. Financing activities provided $21.4 million, with $21.5 million from the issuance of debt, offset by $11.7 million in debt repayment. Additionally, net proceeds from the issuance of the Convertible Redeemable Preferred Stock were $11.4 million and the proceeds from the exercise of stock options were $1.6 million. The Company paid $1.1 million of dividends on common stock and $462,000 on preferred stock. During the year, the Company and its subsidiaries spent $30.9 million for
the purchase of new equipment and facilities.   Also during 1995, the
Company spent $15.4 million for the purchase of the 20% incremental investment in and notes payable of Flex Products and $1.5 million in cash plus $1.6 million in Company common stock for the purchase of the Netra operation. At year-end, October 31, 1995, the Company had cash and short-term investments totaling $6.6 million.

     The Company's financial condition and liquidity at October 31, 1995, reflects various financing transactions during 1995. The Company increased the amount of and extended the term of its primary bank credit agreement to provide a $30 million unsecured credit facility, comprised of a $15 million term loan and a $15 million revolving line of credit. In addition, the Company issued $12 million of 8% Convertible Redeemable Preferred Stock. The modification of the bank credit facility was undertaken in connection with the Flex Products investment transaction, to finance capital investment programs, to restructure the Company's debt at a favorable interest rate and to provide the Company with additional liquidity for general corporate purposes. The issuance of the Convertible Redeemable Preferred Stock was in connection with the Flex Products investment transaction and to increase the equity component of the Company's capital structure. In addition, the Company's subsidiaries in Germany and Scotland have separate credit arrangements in place for their operating requirements.

     In fiscal 1994, the Company issued $18 million of unsecured senior notes in a private placement to three insurance companies. The private debt placement was primarily to restructure the Company's debt at a favorable interest rate and for additional liquidity for general corporate purposes. The senior notes carry an interest rate of 8.71%, with interest payable semiannually, and principal repayment of $3.6 million per year from 1998 to 2002.

     In 1994, the Company's cash and short-term investment position increased by $17.4 million for the year, primarily as a result of the issuance of the $18 million senior notes. Cash generated from operations in 1994 was substantially offset by the purchase of plant and equipment and net debt repayment and dividend payments.

     In 1995, the Company's working capital, excluding cash and short-term investments, increased by $12.4 million. Accounts receivable and inventories increased as a result of increased business activities, the consolidation of Flex Products and the acquisition of Netra. These increases were, in part, offset by corresponding increases in accounts payable and accrued expenses. In 1994, the Company's working capital, excluding cash and short-term investments, had decreased by $4.9 million.

     The Company conducts its export business from the United States primarily in US dollars. In 1995, the Company incurred a foreign exchange transaction loss on an export contract under which it had agreed to sell product in Japanese yen. This exchange transaction loss is reflected in 1995 operating results and overall was not material to the operations of the Company. The Company also manufactures in two European countries and invoices in local currencies, thereby reducing the Company's exposure to transaction losses on fluctuations between the US dollar and European currencies. The assets and liabilities of the Company's foreign operations are not hedged against fluctuations in international currency rates. During fiscal 1995, in connection with the restructuring of its bank line of credit, the Company terminated an interest rate swap agreement covering $5.5 million of debt at an expense of approximately $150,000. The Company has no financial derivative or financial hedging arrangements in place as of October 31, 1995.

     Subsequent to fiscal year end 1995, the Company entered into a mortgage loan agreement in the amount of $2.6 million collateralized by land and a newly constructed 72,000 square foot manufacturing facility located at its Santa Rosa site. The term of the non-recourse loan is 15 years and carries a fixed interest rate of 8%. Payment of the loan is in monthly installments of approximately $25,000.

     Also subsequent to fiscal year end 1995, the Company entered into an operating lease arrangement in the amount of $5.9 million for a newly acquired continuous coating machine and related equipment. The term of the operating lease is six years with an early purchase option at a fixed price at the end of five years and a further purchase option at the end of the lease term at a fixed price.

     The Company is constructing a new 72,000 square foot manufacturing and office building to be leased to Flex Products upon completion. The Company anticipates that it will obtain mortgage debt financing upon completion of the building in fiscal 1996.

     Management believes that the cash on hand at October 31, 1995, cash anticipated to be generated from future operations, the available funds from revolving credit arrangements and the building financing will be sufficient for the Company to meet its near-term working capital needs, capital expenditures, debt service requirements and payment of dividends as declared.



                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                             OCTOBER 31,
ASSETS                                     1995        1994
Current Assets:
 Cash and short-term investments      $   6,602      $19,663
 Accounts receivable, net
 of allowance for
 doubtful accounts of
 $1,229 and $1,810                       29,565       22,007
 Inventories                             15,886       10,559
 Current deferred income tax assets       6,665        4,235
 Other current assets                     2,476        1,246
 Total Current Assets                    61,194       57,710
Deferred income tax assets                4,597
Other assets and investments             12,432        9,159
Property, Plant and Equipment:
 Land and improvements                    8,651        8,623
 Buildings and improvements              31,461       27,495
 Machinery and equipment                101,586       80,206
 Construction-in-progress                23,717        3,083

                                        165,415      119,407
Less accumulated depreciation           (73,804)    (67,397)
  Property, Plant and Equipment-Net      91,611       52,010
   Total Assets                        $169,834     $118,879


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                      $ 10,324   $    6,197
 Accrued expenses                         9,515        8,423
 Accrued compensation expenses            6,559        4,785
 Income taxes payable                                  1,671
 Current maturities on long-term debt     3,344        6,878
 Notes payable                            3,339          428
 Deferred revenue                            98          636
   Total Current Liabilities             33,179       29,018
Accrued postretirement health benefits
   and pension liabilities                2,150        1,877
Deferred income tax liabilities           2,239          506
Long-term debt                           47,267       35,441
Commitments and contingencies (Note 10)
Minority interest                        11,105
Convertible redeemable preferred stock   11,357

Common Stockholders' Equity:
 Common stock, $.01 par value;
  authorized 30,000,000 shares;
  issued and outstanding
  9,489,000 and 8,978,000 shares             95           90
 Paid-in capital                         44,461       39,967
 Retained earnings                       17,901       12,055
 Cumulative foreign currency
 translation adjustment                      80          (75)
   Common Stockholders' Equity           62,537       52,037
      Total Liabilities and
       Stockholders' Equity            $169,834     $118,879


See Notes to Consolidated Financial Statements


                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                       YEAR ENDED OCTOBER 31,
                                       1995     1994    1993

Revenues                           $169,417  $131,780  $123,013
Cost of sales                       106,009    84,001    81,885
 Gross profit                        63,408    47,779    41,128

Operating Expenses:
 Research and development             8,401     5,229     5,926
 Selling and administrative          37,462    31,341    30,153
 Restructuring charges                                    9,746
 Amortization of intangibles            975       648       446
    Total Operating Expenses         46,838    37,218    46,271

      Income (loss) from operations  16,570    10,561    (5,143)

Other Income (Expense):
 Interest income                        667       338       130
 Interest expense                    (3,547)   (3,215)   (2,998)

      Income (loss) before provision
       for income taxes and
       minority interest             13,690     7,684    (8,011)

Provision for income taxes (credit)   5,483     3,080    (2,274)
Minority interest                       816

     Net income (loss)                7,391     4,604    (5,737)

Dividend on convertible
 redeemable preferred stock             462

     Net income (loss)
      applicable to
      common stock                   $6,929    $4,604   $(5,737)

Net income (loss) per common and
 common equivalent share               $.73      $.51     $(.65)

Weighted average number of
 common shares used to compute
 earnings (loss) per share            9,510     9,023     8,795



See Notes to Consolidated Financial Statements


                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEAR ENDED OCTOBER 31, 1995, 1994 AND 1993
                             (Dollars in thousands)

                                               YEAR ENDED OCTOBER 31,
                                             1995      1994       1993
Cash Flows from Operating Activities:
 Cash received from customers             $162,568   $133,125  $129,852
 Interest received                             733        268       109
 Cash paid to suppliers and employees     (139,489)  (112,341) (115,315)
 Cash paid to ESOP+                           (406)      (947)     (205)
 Interest paid                              (3,730)    (2,567)   (2,740)
 Income taxes paid, net of refunds          (6,625)      (986)   (3,437)
  Net cash provided by operating activities 13,051     16,552     8,264

Cash Flows from Investing Activities:
 Purchase of plant and equipment           (30,911)    (8,821)   (9,338)
 Purchase of additional equity
  interest and note of Flex
  Products, net of cash
  from consolidation                       (15,185)
 Cash portion of payment for purchase
  of Netra, net of cash acquired            (1,477)
 Cash portion of payment for purchase
   of MMG, net of cash acquired            _______    _______    (3,443)
  Net cash used for investing activities   (47,573)    (8,821)  (12,781)

Cash Flows from Financing Activities:
 Net proceeds from issuance
  of preferred stock                        11,357
 Proceeds from long-term debt               21,542      4,005     4,388
 Proceeds from issuance of senior notes                18,000
 Proceeds from notes payable                   494        283
 Proceeds from exercise of stock options     1,627         16     2,019
 Repayment of long-term debt               (11,700)   (11,327)   (7,916)
 Repayment of notes payable                   (388)      (400)     (752)
 Payment of dividend on preferred stock       (462)
 Payment of dividend on common stock        (1,083)    (1,075)   (1,043)
 Other                                      _______    _______       33
  Net cash provided by (used for)
      financing activities                  21,387      9,502    (3,271)
Effect of exchange rate changes on cash         74        146        14
 (Decrease) increase in cash and
 short-term investments                    (13,061)    17,379    (7,774)
Cash and short-term investments
 at beginning of year                       19,663      2,284    10,058
Cash and short-term investments
 at end of year                             $6,602    $19,663    $2,284


                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS  (CONTINUED)
               FOR THE YEAR ENDED OCTOBER 31, 1995, 1994 AND 1993
                             (Dollars in thousands)

                                                YEAR ENDED OCTOBER 31,
                                              1995      1994      1993
Reconciliation of net income (loss) to
 cash flows from operating activities:

Net income (loss)                         $  7,391   $ 4,604   $(5,737)

Adjustments to reconcile net
 income (loss) to net cash provided
 by operating activities:
  Depreciation and amortization             10,261     7,635    7,372
  Minority interest in earnings of
   Flex Products                               816
  Loss on disposal or abandonment
   of equipment                                914       634    5,229
  Accrued postretirement health benefits       238        76      143
  Deferred income tax liabilities            2,515    (1,650)  (2,038)
  Other non-cash adjustments to net income      46       (98)     323
  Change in:
   Accounts receivable                      (3,792)     (973)   2,250
   Inventories                              (2,391)    1,572    2,237
   Income tax receivable                       (76)    2,045   (1,925)
   Deferred income tax assets               (2,237)      275     (705)
   Other current assets and
    other assets and investments            (1,547)     (312)    (631)
   Accounts payable, accrued
    expenses and accrued compensation
    expenses                                 2,807     1,230    1,973
   Deferred revenue                           (538)      (28)     664
   Income taxes payable                     (1,356)    1,542     (891)
      Total adjustments                      5,660    11,948   14,001

        Net cash provided by
          operating activities             $13,051   $16,552  $ 8,264

Supplemental Schedule of Non-Cash Investing and Financing Activities:

     During 1995, the Company increased its ownership in Flex Products, Inc. (Flex Products) from 40% to 60% through the investment of approximately $8.4 million in cash and the payment of an additional $7.0 million to acquire a 60% interest in an $11.7 million promissory note issued by Flex Products to its former majority shareholder. The investment was financed, in part, by the issuance of $12 million of Series C Convertible Redeemable Preferred Stock (yielding $11.4 million after expenses) and from bank borrowings under the new bank line of credit that was entered into subsequent to the Flex Products investment and preferred stock transactions.

The cash and non-cash components of the Flex Products investment transaction were as follows (amounts in thousands):

     Fair value of assets being consolidated,
      including intangibles                         $ 27,789
     Cash balance in consolidation                      (508)
     Liabilities in consolidation                     (1,807)
     Minority interest in Flex Products, Inc.        (10,289)
        Cash paid, net of a $498
         intercompany balance                       $ 15,185


     During 1995, the Company acquired Netra Corporation for approximately $1.5 million in cash and the issuance of approximately $1.6 million in Company common stock. Cash and non-cash components of the acquisition were as follows (amounts in thousands):

     Fair value of assets acquired,
       including intangibles               $3,529
     Cash acquired                           (188)
     Liabilities assumed                     (279)
                                            $3,062

     Cash paid to sellers, net of
      cash acquired                         $1,477
     OCLI common stock issued to sellers     1,585
                                            $3,062

     During fiscal 1993, the Company acquired MMG Glastechnik GmbH (MMG) in Germany for approximately $3.4 million in cash and approximately $9.3 million of notes payable to the sellers. Cash and noncash components of the acquisition were as follows (amounts in thousands):

     Fair value of assets acquired,
       including intangibles              $22,865
     Cash acquired                            (16)
     Liabilities assumed                  (10,141)
     Notes payable to sellers              (9,265)
        Net cash paid                      $3,443

     In 1995, 1994 and 1993, common stock, with an aggregate fair market value of $30,000, $20,000 and $42,000, was awarded to the Company's outside directors as remuneration.

     During 1995 and 1993, the Company issued 81,825 and 46,500 shares of common stock to its Employee Stock Ownership Plan (ESOP+) at fair market value to satisfy a portion of its Company contribution.

     See Notes to Consolidated Financial Statements


                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                FOR THE YEAR ENDED OCTOBER 31, 1995, 1994 AND 1993
                             (Amounts in thousands)
                                                                FOREIGN
                              COMMON STOCK   PAID-IN RETAINED   CURRENCY
                              SHARES AMOUNT  CAPITAL EARNINGS   TRANSLATION

BALANCE AT NOVEMBER 1, 1992   8,481   $ 85  $36,679    $15,356    $   134
Shares issued to Employee
 Stock Ownership Plan            47      1      474
Exercise of stock options and
 warrants, including tax
 benefit and shares issued
 to directors                   438      4    2,716
Exercise of stock options
 through surrender of common
 stock,including tax benefit      6              61       (50)
Foreign currency translation
 adjustment for the year                                           (1,545)
 Net loss for the year                                 (5,737)
Dividend on common stock                               (1,043)
                              _____     __   ______     _____      ______
BALANCE AT OCTOBER 31, 1993   8,972     90   39,930     8,526      (1,411)

Exercise of stock options and
 warrants, including tax
 benefit and shares issued
 to directors                     6              37
Foreign currency translation
 adjustment for the year                                           1,336
Net income for the year                                 4,604
Dividend on common stock                               (1,075)
                              _____     __   ______    ______       ____
BALANCE AT OCTOBER 31, 1994   8,978     90   39,967    12,055       (75)

Shares issued on purchase
 of Netra                       165       1   1,584
Shares issued to Employee
 Stock Ownership Plan            82       1     794
Exercise of stock options,
 including tax benefit and
 shares issued to directors     264       3   2,116
Foreign currency translation
 adjustment for the year                                            155
Net income for the year                                 7,391
Dividend on preferred stock                              (462)
Dividend on common stock                               (1,083)
                              _____     __  _______   _______       ___
 BALANCE AT OCTOBER 31, 1995  9,489     $95 $44,461   $17,901       $80

See Notes to Consolidated Financial Statements


                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEAR ENDED OCTOBER 31, 1995, 1994 AND 1993

1.   GENERAL

     NATURE OF OPERATIONS. Optical Coating Laboratory, Inc. (OCLI) develops, manufactures and sells thin film coated products. Thin film coatings control and enhance light by altering the transmission, reflection and absorption of the various wavelengths of light energy to achieve a desired effect such as anti-reflection, shielding, conductivity or abrasion resistance. OCLI markets and sells its products worldwide to original equipment manufacturers (OEM's) who utilize thin film coated components or devices for optical and electro-optical systems for computers, photocopiers, LCD desktop projectors, scanners, instruments and satellites. OCLI sells its Glare/Guard ergonomic computer display products through distributors and office supply retailers. Flex Products, Inc. (Flex Products), OCLI's 60% owned subsidiary, develops and manufactures thin film coatings on plastic film with a proprietary, high speed process.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     CERTAIN SIGNIFICANT ESTIMATES. At October 31, 1995, the Company had significant deferred tax assets related to operating losses available for carryforward. These deferred tax assets have been recorded under the guidelines of SFAS No. 109, Accounting for Income Taxes, on the premise that future taxable income will more likely than not be adequate to realize future tax benefits of the available net operating loss carryforwards. Under tax regulations, realization of tax benefits per period will be limited and full realization will depend on future taxable income over a number of years. In Note 10, Contingencies and Commitments, the Company has set forth an asserted claim amount arising out of a UK patent infringement suit which is reported as a contingency matter. The Company has a ground water contamination situation at its facility in Santa Rosa, California. The Company has established a program for reducing contaminant concentration levels to acceptable federal and state levels under the regulatory guidance of the California Regional Water Quality Control Board. Based upon the extensive tests conducted and advice of environmental consultants, the Company believes that a previously established accrual for completion of the ground water remediation plan is sufficient and that the annual cost of maintaining compliance with environmental standards related to the above matter will not have a material adverse effect on the Company's business, financial position or prospects.

2.   SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     INVESTMENTS. Cash and short-term investments are comprised of cash, bank repurchase agreements and short-term commercial paper readily convertible to cash. Short-term investments are carried at cost which approximates market value. For purposes of the Statements of Cash Flows, all highly liquid short-term investments with a maturity of three months or less are considered cash equivalents.

     REVENUE RECOGNITION. Revenue from sales of manufactured products and from sales under fixed-price contracts is recorded at the time deliveries are made or work is performed. Revenue from cost reimbursement contracts is recorded as work is performed.

     INVENTORIES. Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Work-in-process inventories related to fixed-price contracts are stated at the accumulated cost of material, labor and manufacturing overhead, less the estimated cost of units delivered. To the extent total costs under fixed-price contracts are estimated to exceed the total sales price, charges are made to current operations to reduce inventoried costs to net realizable value. In addition, if future costs are estimated to exceed future revenues, an allowance for losses equal to the excess is provided by a charge to current operations.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Estimated service lives range from 5 to 45 years for buildings and improvements and from 3 to 8 years for all other property, plant and equipment. Buildings and improvements and substantially all equipment are depreciated using accelerated methods.

     RESEARCH AND DEVELOPMENT. Research and development costs are charged to operations in the year incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as equipment and not treated as an expense of the period. Such equipment is depreciated over estimated lives of 5 years.

     FOREIGN OPERATIONS. The financial position and operating results of foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange to the US dollar on the balance sheet date, and the local currency revenues and expenses are translated at average rates of exchange to the US dollar during the period. Resulting translation gains or losses are included in stockholders' equity under cumulative foreign currency translation adjustment. Foreign currency transaction gains and losses, which have not been material, are reflected in operating results.

     INCOME TAXES. Income taxes include provisions for temporary differences between earnings for financial reporting purposes and earnings for income tax purposes under the guidelines of SFAS No. 109, Accounting for Income Taxes, adopted by the Company in fiscal 1992. Tax credits are taken as a reduction of current income tax provisions when available.

     EARNINGS PER SHARE. Earnings per common and common equivalent share assumes dilutive stock options outstanding (none in 1993) were exercised at the beginning of the year or the date of grant, whichever is later. Fully diluted earnings per share are not applicable, or the effect is anti-dilutive, and are, therefore, not presented.

     RECLASSIFICATIONS. Certain reclassifications have been made to prior year data to conform to the current year presentation.

3.   LONG-TERM DEBT

Long-term debt as of October 31 consisted of:
                                                    1995      1994
                                                (Amounts in thousands)
Unsecured senior notes. Interest
  at 8.71% payable semiannually.
  Principal payable in annual
  installments of $3.6 million from
  1998 through 2002.                              $18,000   $18,000

Unsecured bank term loan. Variable interest rates averaging 7.3% at October 31, 1995, payable quarterly. Principal payable semiannually as follows:

  Payment Dates             Amounts
  April 1996            $   500,000
  October 1996
  and April 1997          1,000,000
  Each October and
  April thereafter        2,000,000               14,500

Unsecured borrowings under  revolving
  bank line of credit. Interest at 7.2%
  at October 31, 1995. Repaid subsequent
  to fiscal year end.                              2,000

Unsecured bank term loan. Balance paid in 1995.                   5,500

Land improvement assessment. Interest at
  an average rate of 6.75%.  Principal and
  interest payable in semiannual installments
  of $77,000 through 1998.                           401           517

Scottish Development Agency (SDA) building loan,
  with a conditional interest moratorium from
  February 1, 1995 through January 31, 1998
  with interest at 9.5% thereafter. Semiannual
  principal payments of approximately $100,000
  are payable through January 1998 with
  subsequent payments of $331,000, comprising
  principal and interest, through 2006.
  Collateralized by the land and building of
  the Company's Scottish subsidiary.               4,026        4,289

Notes payable to private parties in connection
  with the purchase of MMG. Principal and
  interest at 8% payable over ten years in
  quarterly installments of approximately
  $420,000 through 2003.                           7,721       8,167

Bank loans of MMG with interest rates ranging
  from 4.5% to 8.0%. Payable in semiannual
  and annual installments through 2005. Partly
  collateralized by mortgages on MMG land
  and buildings and liens on equipment.            3,050      5,133

Present value of obligations under capital
  leases at an assumed interest rate of
  8.0%  payable in monthly installments
  through 2004.                                      913        713
                                                  50,611     42,319
Less current maturities                           (3,344)    (6,878)
                                                 $47,267    $35,441

     Annual long-term debt maturities and capital lease payments for the ensuing five years are as follows:

                 YEAR                     PAYMENT
                                  (Amounts in thousands)

                 1996                    $ 3,344
                 1997                      5,549
                 1998                      9,372
                 1999                      9,202
                 2000                      7,087
                 Thereafter               16,057
                                         $50,611

     The Company has a $30 million unsecured credit facility comprised of a
$15 million term loan and a $15 million revolving line of credit.   In
connection with the Flex Products transaction discussed in Note 4, the Company utilized the borrowings under the term loan for capital expenditures and to liquidate outstanding debt. During 1995, $2 million was borrowed under the $15 million revolving credit facility which expires on April 28, 2000 and carries a commitment fee of .375% per year on the unused portion of the facility. The Company has an incremental credit facility to cover a surety letter for approximately $3.9 million issued to secure 50% of the Company's notes payable arising from the purchase of MMG. The Company also has a letter of credit for approximately $1.5 million to satisfy the Company's workers' compensation self-insurance requirements. The surety commitment and letter of credit facilities carry a fee of 1.25% per year.

     Subsequent to fiscal year end 1995, the Company entered into a mortgage loan agreement in the amount of $2.6 million. The loan is collateralized by the land and building of a newly constructed 72,000 square foot manufacturing facility located in the Company's Santa Rosa, California campus area. The term of the non-recourse loan is 15 years and carries a fixed interest rate of 8%. Payments of principal and interest are approximately $25,000 per month.

     Also subsequent to fiscal year end 1995, the Company entered into an operating lease arrangement in the amount of $5.9 million for a newly acquired continuous coating machine and related equipment. The term of the operating lease is six years and provides for an early buyout at fair value at the end of five years.

     The Company's subsidiary in Scotland has a credit arrangement of up to approximately $470,000 at market interest rates and has outstanding letters of credit of approximately $320,000 to guarantee import duty. There were no borrowings under the credit arrangement in fiscal years 1995 or 1994.

     The Company's subsidiary in Germany has various credit facilities with local banks totaling approximately $3 million which are used for working capital requirements. These credit facilities are utilized as part of normal local payment practices.

     The Company has certain financial covenants and restrictions under its bank credit arrangements and the unsecured senior notes.

4.   ACQUISITIONS

     FLEX PRODUCTS, INC.      In May 1995, the Company acquired controlling
ownership of Flex Products with the purchase of an additional 20% interest in Flex Products from ICI Americas Inc. (ICIA), an affiliate of Imperial Chemical Industries PLC. Flex Products was founded as a division of the Company in the early 1980's and subsequently established as a joint venture between the Company and ICIA in 1988, with ICIA owning 60% and the Company owning 40%. Upon formation of the 1988 joint venture, the Company received proceeds in excess of the carrying amount of the assets contributed to the joint venture. The proceeds were allocated first to reduce the carrying amount of the Company's investment to zero, with the remaining proceeds reported as gain on sale of equity in affiliated company. Since the Company carried its investment in the joint venture at zero and was not obligated to make further investment in the joint venture, it did not recognize losses attributable to its equity position in the joint venture.

     Pursuant to the terms of the Stock and Note Purchase Agreement dated May 1, 1995, by and among the Company, SICPA Holding S.A. (SICPA), ICIA, ICIAH and Flex Products, the Company acquired the incremental 20% interest in Flex Products for a cash payment of $8.4 million and paid ICIAH approximately $7.0 million in cash to acquire a 60% interest in an $11.7 million promissory note previously issued by Flex Products to ICIA to fund Flex Products' working capital requirements. In conjunction with the Company's increase in ownership, ICIA's remaining 40% interest in Flex Products was acquired by SICPA, a privately held Swiss corporation headquartered in Lausanne, Switzerland. SICPA is the largest manufacturer of printing inks in the world and the major customer of Flex Products. SICPA also acquired the balance of the note. The incremental investment in Flex Products was recorded as a purchase transaction.

     The funding for the purchase of the additional equity interest and note of Flex Products, totaling $15.4 million, came from a $4 million draw down from the Company's existing bank line of credit and from the issuance of $12 million in convertible redeemable preferred stock in a private placement.

     The pro forma consolidated results of operations for the full year periods 1995 and 1994, including the operating results of Flex Products, assuming normal effective tax provision and the effect of the financing of the transaction, would have been as follows:

                                            1995     1994
                                       (Amounts in thousands)

     Revenues                           $181,389   $154,288
     Net income before change
       in accounting principle             7,847      4,550
     Net income applicable to
       common stock                        6,887      3,521
     Net income per common and
       common equivalent share              $.72       $.39

     In connection with this transaction, the Company entered into a Put and Call, Right of First Refusal and Co-Sale Agreement with SICPA pursuant to which SICPA was granted a call option to purchase the Company's 60% interest in Flex Products and the Company was granted a put option to sell the Company's 60% interest in Flex Products to SICPA. The call price is $25 million plus (i) two times the amount by which Flex Products' annual sales immediately preceding the call exceed $23.6 million (ii) times 60% (the Company's ownership percentage of Flex Products). The put price is $20 million plus (i) 1.5 times the same increase in Flex Products' sales (ii) times 60%. The put and call options can be exercised at any time after May 8, 1998 and before May 8, 2003, and cannot be exercised in the event Flex Products goes public. This agreement also provides for a right of first refusal in favor of each of SICPA and the Company to buy the other's shares and also provides a co-sale right which requires that on any sale of a party's shares, the other party is allowed to participate on a pro rata basis in the sale.

     The Agreement with SICPA also provides conditions under which either party may cause Flex Products to have an initial public offering of its common stock.

     NETRA. In February 1995, the Company acquired the assets and liabilities of Netra Corporation, a precision injection molded plastic optics manufacturer, for a total purchase price of approximately $3.1 million. The purchase price consisted of a cash payment of $1.5 million and the balance of approximately $1.6 million paid by the issuance of 164,735 shares of the Company's common stock. The acquisition was recorded as a purchase. If the acquisition of Netra had occurred at the beginning of fiscal 1995, the results of operations would not have been materially different.

     MMG. During fiscal 1993, the Company completed its acquisition of MMG Glastechnik GmbH (MMG), a precision glass fabrication company in Germany. Payment consisted of approximately $3.4 million in cash and $9.3 million in ten year notes to the sellers which are payable in equal quarterly installments of principal plus interest at 8% per year. In connection with the acquisition, the Company also assumed approximately $5.3 million of long-term debt owed by MMG. This acquisition was accounted for as a purchase.

     GOODWILL. At October 31, 1995, other assets and investments includes $8.2 million of goodwill, of which $7.2 million is attributed to the purchase of MMG and is being amortized over 15 years and $1.0 million is attributed to the purchase of Netra and is being amortized over five years.

5.   STOCKHOLDERS' EQUITY

     STOCKHOLDER RIGHTS PLAN. In November 1987, the Company adopted a Stockholder Rights Plan which expires in November 1997, under which the Company declared a dividend of preferred stock purchase rights which only become exercisable, if not redeemed, ten days after a person or group has acquired 20% or more of the Company's common stock or the announcement of a tender offer which would result in a person or group acquiring 30% or more of the Company's common stock. Under certain circumstances, the plan allows stockholders, other than the acquiring person or group, to purchase the Company's common stock or the common stock of the acquirer having a market value of twice the exercise price.

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

     In May 1995, as part of the financing of the acquisition of a controlling interest in Flex Products, Inc., the Company issued 12,000 shares of 8% Series C Convertible Redeemable Preferred Stock (the "Series C Preferred Stock") in consideration for $1,000 per share. The Series C Preferred Stock is convertible into common stock at any time by the holders at a conversion price of $10.50 per common share (subject to adjustment in certain circumstances). The Series C Preferred Stock is redeemable by the Company commencing two years from the date of issuance (if the Company's common stock is trading at $17 per share or more for any 20 consecutive day period) and, after three years, unconditionally, at 108% of the purchase price per share, declining to 100% over four years. The holders of the Series C Preferred Stock are entitled to receive a cumulative annual dividend of $80 per share, which is payable quarterly and has preference to any other dividends being paid by the Company.

     The holders of shares of Series C Preferred Stock are not entitled to notice of any stockholders' meetings or to vote on any matter, except as provided by law or as otherwise specified in the Series C Preferred Stock Certificate of Designation, Preferences and Rights. If, however, dividends on the Series C Preferred Stock are in arrears in an amount equal to four quarterly dividends, a default period would begin in which the holders of the Series C Preferred Stock, voting as a class, would have the right to elect the greater of 2 directors or a number of directors not less than 25% of the total number of authorized directors. Such right terminates upon expiration of the default period. The holders of the Series C Preferred Stock are entitled to a liquidation preference equal to $1,000 per share plus accrued and unpaid dividends. The Company may not create any series or class of capital stock ranking prior or equal to the Series C Preferred Stock unless the terms of any such series or class is approved by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series C Preferred Stock, voting separately as a class.

     Pursuant to the terms of a Stock Purchase Agreement entered into with the holders of the Series C Preferred Stock, the Company may not pay any dividends or make any other distributions in respect of, or redeem or repurchase any, securities of the Company to the extent such payments exceed 25% of the difference between (a) aggregate "Net Income" (as such term is defined in the Stock Purchase Agreement) of the Company after January 31, 1995 and (b) all losses suffered by the Company during such period.

6.   INCENTIVE COMPENSATION PLANS, STOCK OPTION PLANS AND WARRANTS

     Under the Company's incentive compensation and employee stock option plans, options have been granted to purchase the common stock of the Company at prices equal to 100% of the market price of the Company's common stock at the date of grant. At October 31, 1995, outstanding options were exercisable at prices ranging from $4.50 to $12.50 per share. Options expire five and ten years from the date of grant.

     Changes in options, shares reserved for issuance and options available for future grants under these plans were as follows:
                                                  SHARES
                                       __________________________________
                                                   SUBJECT TO  AVAILABLE
                                                   OUTSTANDING FOR FUTURE
                                        RESERVED    OPTIONS     GRANTS

BALANCE AT NOVEMBER 1, 1992             1,621,688   1,363,275   258,413

Authorized and reserved                   300,000               300,000
Granted                                               181,800  (181,800)
Exercised for cash at  an aggregate
 price of $2,019,000                     (398,337)   (398,337)
Exercised for shares at an aggregate
 fair market value of $101,000            (17,859)    (17,859)
Canceled                                  ________    (38,200)   38,200
BALANCE AT OCTOBER 31, 1993             1,505,492   1,090,679   414,813

Granted                                               819,900  (819,900)
Exercised for cash at an aggregate
 price of  $16,000                         (2,884)     (2,884)
Canceled                                   (3,300)   (564,100)  560,800
BALANCE AT OCTOBER 31, 1994             1,499,308   1,343,595   155,713

Authorized and reserved                   600,000               600,000
Granted                                               474,500  (474,500)
Exercised for cash at an aggregate
 price of  $1,627,000                    (261,295)   (261,295)
Canceled                                 ________     (25,000)  25,000
BALANCE AT OCTOBER 31, 1995             1,838,013   1,531,800  306,213
EXERCISABLE AT OCTOBER 31, 1995                       956,675

     The weighted average exercise price of the exercisable options at October 31, 1995 was $7.76 per share.

     In 1993, options to purchase 17,859 shares of common stock were exercised through exchange of 11,200 shares of common stock at fair market value.

     In 1993, warrants to purchase 75,000 shares of the Company's common stock were exercised at $5.51 per share with the net issuance of 34,913 shares of common stock.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires the Company to adopt the disclosure provisions of the accounting standard for fiscal year 1997. Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose pro forma net income in a note to the financial statements and, if presented, earnings per share as if the company had applied the new method of accounting. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

7.   INCOME TAXES

     The provision (credit) for income taxes consisted of:

                                1995       1994      1993
                                       (Amount in thousands)
Current:

  Federal                    $ 3,617    $ 2,174  $    584
  Business tax credits                               (114)
                               3,617      2,174       470
  State                          964        516       221
  Foreign                        609         58       (24)
                               5,190      2,748       667
Deferred:

  Federal                        626        249    (1,738)
  State                        (586)        281      (631)
  Foreign                        253       (198)     (572)
                                 293        332    (2,941)
                             $ 5,483    $ 3,080   $(2,274)


     The reconciliation of the effective income tax rates to the federal statutory rates was as follows:

                                            1995      1994      1993

Statutory federal income tax rate           34.0%     34.0%    (34.0)%
State taxes, net of federal tax benefit      6.3       6.9      (2.6)
Foreign income taxes at rates different
 from US statutory rates                     3.6       0.7      11.8
Business tax credits (state tax
 credits net of federal tax effect)         (3.0)               (1.4)
Tax benefit from export sales corporation   (1.0)     (1.3)     (0.3)
Adjustment of prior year provisions         (0.8)     (0.6)     (0.4)
Other                                        1.0       0.4      (1.5)
   Effective tax (benefit) rate             40.1%     40.1%    (28.4)%

     The tax benefit recorded in 1993 was less than what would have been recorded by applying the federal and state statutory rates because, under the requirements of SFAS 109, the full tax benefit of losses incurred by European operations could not be recognized.

     The Company's deferred tax assets and liabilities at October 31, 1995 and 1994 under SFAS 109 arise from the following temporary differences in accounting for financial versus tax reporting purposes:

DEFERRED TAX ASSETS(LIABILITIES)
                                                     1995        1994
CURRENT:                                          (Amounts in thousands)
Valuation reserves and accruals not deductible
 for tax purposes until paid or utilized           $ 4,700     $ 3,637
Intercompany profit eliminated for financial
 reporting purposes which is taxable currently         570         505
Revenue recognized in different periods for
 financial and tax reporting purposes                   12          72
Domestic net operating losses available
 for carryforward                                      896
Asset valuation difference between financial and
 tax reporting basis due to purchase accounting        254
Other                                                  233          21
                                                     6,665       4,235

NONCURRENT:
Tax depreciation greater than financial
 reporting depreciation                            (3,169)      (2,771)
Intangible assets, difference between financial
 and tax reporting basis and periods               (1,204)
Burden and interest on self-constructed assets
 expensed for tax purposes and depreciated for
 financial reporting purposes                        (659)        (489)
Plant and equipment written off for financial
 reporting purposes, depreciable for tax purposes     497        1,023
Valuation reserves and accruals not deductible for
 tax reporting purposes until utilized or paid        136          191
Costs required to be capitalized under the uniform
 capitalization tax rules which are deducted
 for financial reporting purposes                     781          353
Liability for postretirement health benefits not
  deductible for tax purposes until paid              674          658
State tax credits eligible for carryforward related
 to purchased equipment                               419
Domestic net operating losses available
 for carryforward                                   4,838
Foreign net operating losses available
  for carryforward                                  1,245       1,724
Other                                                 (42)       (118)
                                                    3,516         571
Less valuation allowance                           (1,158)     (1,077)
                                                    2,358        (506)
      Total deferred tax balances                 $ 9,023     $ 3,729

     The Company has provided a valuation allowance related to the deferred tax asset resulting from the operating loss carryforwards of certain of its foreign subsidiaries until the realization of the loss carryforwards is more likely than not. The change in the valuation allowance of $81,000 is due to the change in the applicable foreign exchange rate between 1995 and 1994.

     Income taxes have not been provided on approximately $9.3 million of unremitted earnings of the Company's subsidiary in Scotland. The Company intends to continue to reinvest these amounts in the subsidiary's operations. Should any of these amounts be distributed to the Company, any taxes on these distributions would be substantially offset by foreign tax credits.

     During 1995, the Company recorded $873,000 of deferred tax assets related to the purchase of Netra and $4.7 million of deferred tax assets with the consolidation of Flex Products. These deferred tax assets have been recorded under the guidelines of SFAS No. 109, Accounting for Income Taxes, on the premise that future taxable income will more likely than not be adequate to realize future tax benefits of the available net operating loss carryforwards giving rise to these deferred tax assets.

8.   EMPLOYEE BENEFIT PLANS

     US OPERATIONS. The Company has an Employee Stock Ownership Plan (ESOP+), a defined contribution plan, for its non-Flex Products Santa Rosa employees and a 401(k) plan with a Company match for the employees of Flex Products. Company matching contributions to ESOP+ are determined by a profit sharing formula with additional contributions, if any, determined by the Company's Board of Directors. Company matching contributions to Flex Products' 401(k) plan are 75% of the first 6% of employee contributions under the plan. The Company follows the policy of funding Company contributions as accrued. Company contributions to ESOP+ are made in the form of the Company's common stock or in the form of cash to purchase the Company's common stock. Company contributions under Flex Products' 401(k) plan are paid in cash. The Company contributed to ESOP+ and charged to operations $1,225,000, $950,000 and $500,000 in 1995, 1994 and 1993.
Contributions to Flex Products' 401(k) plan were $84,000 for the six months May through October 1995.

     In 1993, as part of its restructuring, the Company offered a voluntary severance program to US employees who had met certain age and service requirements. The Company expensed $550,000 as part of its restructuring charges as a result of this program.

     SCOTTISH OPERATIONS. The Company's Scottish subsidiary maintains a contributory defined benefit pension program covering most of its employees. Benefits are primarily based on years of service and the employee's compensation. The program is funded in conformity with the funding requirements of applicable UK government regulations. Plan assets are invested in diversified fund units which are comprised, primarily, of corporate equity securities.

     The following table sets forth the plan's funded status at October 31:

                                                1995      1994      1993
                                                 (Amounts in thousands)
Plan assets at fair value                     $5,464   $ 4,971   $ 3,824
Projected benefit obligation                  (5,575)   (4,820)   (3,890)
Plan assets greater (less) than projected
 benefit  obligation                            (111)      151       (66)
Unrecognized net loss                            870       640       700
Unrecognized transition asset
 being amortized over 19 years                  (473)     (521)     (510)
Net effect of exchange
 rate fluctuations                            ______    ______        13
 Prepaid pension cost included
 in other assets                            $    286  $    270  $    137

     At October 31, 1995, 1994 and 1993, the projected benefit obligations include accumulated benefit obligations of $5,344,000, $4,621,000 and $3,675,000 of which $5,323,000, $4,602,000 and $3,667,000 are vested.

     A discount rate of 8.5% in 1995 and 1994 and 8.0% in 1993 was used in determining the present value of the projected benefit obligation. The expected long-term rate of return on assets was 9% and the assumed rate of increase in future compensation levels was 5.5% in 1995, 1994 and 1993.

     The net pension expense recorded in 1995, 1994 and 1993 included the following components:
                                               1995      1994      1993
                                                (Amounts in thousands)

Service-cost benefits earned
 during the period                             $ 313      $ 275    $ 278
Interest cost on projected
 benefit obligation                              439        317      269
Actual return on plan assets                    (318)     (479)     (688)
Net amortization and deferral                   (160)        92      389
  Net pension expense                          $ 274      $ 205    $ 248

9.   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company sponsors a contributory defined benefit postretirement plan for its US operations which provides medical, dental and life insurance benefits to employees who meet age and years of service requirements prior to retirement and agree to contribute a portion of the cost. The Company has the right to modify or terminate these benefits.

     The Company's contribution is a set amount per retiree depending on the retiree's years of service and dependent status at the date of retirement and the age of the retiree and dependents when benefits are provided. Cost increases are paid by the retiree.

     The postretirement plan's benefit obligation was as follows for the year ended October 31:
                                                1995      1994    1993
                                                (Amounts in thousands)
Accumulated postretirement
 benefit obligation:
Retirees                                       $1,012     $ 894    $921
Fully eligible plan participants                  243       175     135
Other active plan participants                    744       590     653
  Total accumulated postretirement
   benefit obligation (unfunded)                1,999     1,659   1,709

Unrecognized loss                                (227)      (91)   (227)
  Accrued postretirement
  benefit obligation                           $1,772    $1,568  $1,482


Net periodic postretirement benefit cost included the following components for the year ended October 31:
                                                 1995     1994    1993
                                                 (Amounts in thousands)
Service-cost benefits earned
 during the period                               $ 50     $ 59    $ 42
Interest cost on accumulated
 postretirement benefit obligation                133      120     114
Effect of special termination benefits                            _ 71
  Net postretirement benefit cost                $183     $179    $227

     Net postretirement benefit costs and accumulated benefit obligation for 1993 were increased by $71,000 as a result of special termination benefits provided to US employees who participated in a voluntary severance program.

     Because the Company has established a maximum amount it will pay per retiree under the plan, health care cost trends do not affect the calculation of the accumulated benefit obligation or the net postretirement benefit cost. The weighted average discount rate used in determining the accumulated benefit obligation was 7.25% in 1995, 8.0% in 1994 and 7.0% in 1993.

10.  CONTINGENCIES AND COMMITMENTS

     UK PATENT INFRINGEMENT SUIT. During the past several years, the Company has been engaged in litigation in the United Kingdom (UK) involving infringement of a Company patent by a UK company. The Company won its action at the Patents County Courts level, but lost on appeal to the UK House of Lords. The UK company, through its counsel, submitted a claim for damages for lost profits during the injunction period totaling approximately $1.6 million. The Company and legal counsel are in the process of reviewing the claim. Management believes that the amount of the claim is substantially overstated and that the ultimate settlement will not have a material adverse effect on the financial statements.

     CONCENTRATIONS OF CREDIT RISK. The Company grants credit to customers, subject to credit approval, for most of its sales. At October 31, 1995, accounts receivable from customers in foreign countries, primarily in Europe and Asia, were $16.7 million, constituting 56% of accounts receivable.

     OPERATING LEASE AGREEMENTS. The Company and its subsidiaries lease computer equipment, manufacturing space and warehouse space. Such operating lease payments are recorded as rental expense and totaled $2,481,000, $2,186,000 and $2,075,000 for 1995, 1994 and 1993. Future
minimum operating lease payments amount to $4,252,000, and for the years 1996 through 2000 are $2,166,000, $1,143,000, $440,000, $271,000, $144,000
and $88,000 thereafter under operating lease agreements in effect at October 31, 1995.

     EMPLOYMENT AGREEMENTS. The Company has approved employment agreements for officers and employment assurance agreements for certain management and technical employees, as well as increases in severance benefits for full-time employees, to be effective in the event of certain changes in control of the Company. These agreements are currently effective through 1997.

     PROPERTY, PLANT AND EQUIPMENT PURCHASES. At October 31, 1995, the Company had commitments of approximately $2.1 million for the completion of a new manufacturing and office building to be leased on completion to Flex Products. Separately, Flex Products has remaining commitments of approximately $9.8 million on two large scale coating machines and $1.1 million for leasehold improvements as of October 31, 1995.

11.  INFORMATION ON OPERATIONS

     INVENTORIES.  Inventories as of October 31 consisted of:

                                            1995     1994
                                       (Amounts in thousands)

     Raw materials and supplies         $  7,330 $  3,633
     Work-in-process and finished goods    8,556    6,926
                                         $15,886  $10,559

     ACCRUED EXPENSES. Accrued expenses at October 31 consisted of the following:

                                            1995     1994
                                       (Amounts in thousands)

     Workers' compensation reserve     $     937 $  1,578
     Ground water remediation reserve      1,187    1,197
     Other accrued liabilities             7,391    5,648
                                        $  9,515 $  8,423

     INTEREST. Interest expense and amounts capitalized were as follows for the year ended October 31:
                                      1995    1994     1993
                                     (Amounts in thousands)

     Interest costs incurred       $4,326    $3,372   $3,176
     Less amounts capitalized         779       157      178
       Net interest expense        $3,547    $3,215   $2,998

     SALES INFORMATION. Information on sales to significant customers and sales to the federal government is as follows:

     Sales to the Company's largest customer, who is also an approximate 10% common stockholder of the Company, accounted for approximately 8% of sales in 1995 and 7% of sales in 1994 and 1993. Sales to the largest customer of Flex Products, who is a 40% owner of Flex Products, were 12% of consolidated sales for the six months of consolidation of Flex Products.

     Sales of products and services to the federal government, primarily under subcontracts, were 10%, 11% and 7% of net revenues in 1995, 1994 and 1993. Certain of these contracts are subject to cost review by various governmental agencies. Management believes that refunds will not exceed amounts previously reserved.

     FOREIGN OPERATIONS. Foreign sales of the Company were as follows for the year ended October 31:

                                      1995    1994     1993
                                     (Amounts in thousands)
Export sales by US operations:
  To Asian countries              $21,305   $15,012  $11,454
  To European and other countries  16,012     4,243    2,850
                                   37,317    19,255   14,304
Foreign sales by European
  operations                       42,840    40,241   36,104
                                  $80,157   $59,496  $50,408

     Identifiable assets of the Company's foreign operations were $43.2 million at October 31, 1995, $43.3 million at October 31, 1994 and $37.7 million at October 31, 1993.

     COMPONENTS OF EARNINGS. The components of earnings (loss) before income taxes were as follows for the year ended October 31:

                                     1995      1994     1993
                                     (Amounts in thousands)

     Domestic                     $12,867   $ 8,311 $(3,480)
     Foreign                          823     (627)  (4,531)
                                  $13,690   $ 7,684 $(8,011)

     RESTRUCTURING CHARGES. In 1993, the Company took action to reduce its worldwide work force and restructure certain of its operations. Accordingly, in 1993, the Company recorded $9.7 million of restructuring charges reflecting reduction of the carrying value of certain equipment, inventory and other assets and severance payments relating to staff reductions. Such restructuring charges increased the net loss per share by $.70 for 1993.

     STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS. In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets, which requires the Company to adopt the accounting and disclosure provisions of the accounting standard for fiscal year 1997. The new standard requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets, be reviewed for impairment, measured by comparing the carrying amount of the asset to its fair value, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. The Company has decided not to adopt SFAS No. 121 early as the standard encourages, since it has had insufficient time to fully assess the effect, if any, of the application of the new standard. The Company fully intends to comply with the accounting and disclosure provisions of the new standard in fiscal 1997.

12.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)
Results of operations and stock price data for each quarter of fiscal 1995 and 1994 were as follows:

Three months ended
(in thousands,             January 31, April 30,  July 31, October 31,
except per share and         1995        1995     1995(1)    1995(1)    1995
stock price data)
Revenues                   $35,993     $41,487    $47,289   $44,648  $169,417
Cost of sales               21,352      25,923     29,536    29,198   106,009
 Gross profit               14,641      15,564     17,753    15,450    63,408
Operating Expenses:
 Research and development    1,387       1,632      2,546     2,836     8,401
 Selling and administrative  9,244       9,390      9,707     9,121    37,462
 Amortization of
   intangibles                 171         304        213       287       975
  Total operating expenses  10,802      11,326     12,466    12,244    46,838
   Income from operations    3,839       4,238      5,287     3,206    16,570
Other income (expense):
 Interest income               266         196        127       118       667
 Interest expense             (920)       (991)      (974)     (662)   (3,547)
   Income before provision
     for income taxes and
     minority interest       3,145       3,443      4,440     2,662    13,690
Provision for income taxes   1,321       1,445      1,866       851     5,483
Minority interest                                     443       373       816
   Net income                1,824       1,998      2,131     1,438     7,391

Dividend on convertible
   redeemable preferred
   stock                     --          --           222       240       462
   Net income applicable
     to common stock        $1,824      $1,998     $1,909    $1,198    $6,929
Net income per common
   and common equivalent
   share                     $ .20       $ .21      $ .20     $ .12     $ .73
Weighted average number
   of common shares out-
   standing (in thousands)   9,025       9,377      9,557    10,066     9,510
Stock prices
 High                        7-7/8      10-1/8     11-3/8    13-7/8    13-7/8
 Low                         5-3/4       7-1/2      8-3/8    10-1/4     5-3/4

(1) Reflects the consolidation of Flex Products, Inc., a 60% owned subsidiary.
                       January 31,   April 30,    July 31, October 31,
                             1994        1994        1994       1994    1994

Revenues                  $ 30,091    $ 33,544   $ 33,403  $ 34,742  $131,780
Cost of sales               19,017      20,544     22,039    22,401    84,001
 Gross profit               11,074      13,000     11,364    12,341    47,779
Operating Expenses:
 Research and development    1,111       1,344      1,434     1,340     5,229
 Selling and administrative  7,208       8,476      7,402     8,255    31,341
 Amortization of intangibles   166         150        173       159       648
  Total operating expenses   8,485       9,970      9,009     9,754    37,218
   Income from operations    2,589       3,030      2,355     2,587    10,561
Other income (expense):
 Interest income                 9           9        113       207       338
 Interest expense             (698)       (716)      (899)     (902)   (3,215)
   Income before provision
    for income taxes         1,900       2,323      1,569     1,892     7,684
Provision for income taxes     798         976        659       647     3,080

   Net income               $1,824      $1,347      $ 910    $1,245    $4,604
Net income per share         $ .20       $ .15      $ .10     $ .14     $ .51
Weighted average number
 of common shares out-
 standing (in thousands)     9,025       9,049      9,557     9,006     9,023
Stock prices
 High                        7-3/8       7-3/8      7-1/8     6-5/8     7-3/8
 Low                         5-7/8       6-3/8      5-1/8     5-3/4     5-1/8