Form 10-K/A, Exhibit 13
period 1995-10-31
OPTICAL COATING LABORATORY INC
filed 1996-01-29
CIK 74697

INDEPENDENT AUDITORS' REPORT


Board of Directors
Optical Coating Laboratory, Inc.
Santa Rosa, California

We have audited the accompanying consolidated balance sheets of Optical Coating Laboratory, Inc. and subsidiaries (the Company) as of October 31, 1995 and 1994, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Flex Products, Inc., who became a consolidated subsidiary effective May 1, 1995 and whose assets represent 19% of consolidated assets at October 31, 1995 and whose revenues for the period from May 1, 1995 to October 31, 1995 represent 9% of consolidated revenues for the year ended October 31, 1995. The financial statements of Flex Products, Inc. as of and for the ten months ended October 31, 1995, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Flex Products, Inc., is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Optical Coating Laboratory, Inc. and its subsidiaries at October 31, 1995 and 1994, and the results of their operations and their cash flows for the each of the three years in the period ended October 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Francisco, California
December 18, 1995